UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

JABIL CIRCUIT, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JABIL CIRCUIT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on January 24, 2013

To our stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jabil Circuit, Inc., a Delaware corporation (“Jabil”), will be held on Thursday, January 24, 2013, at 10:00 a.m., local time, in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704 for the following purposes:

1.	To elect nine directors to serve for the ensuing year or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2013;

3.	To approve (on an advisory basis) Jabil’s executive compensation;

4.	To approve an amendment to increase the size of the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan by 9,500,000 shares; and

5.	To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.

Only stockholders of record at the close of business on November 26, 2012 are entitled to notice of, and to vote at, the Annual Meeting.

You have the option to receive future proxy materials electronically via the Internet. You may choose to do so by following the instructions contained in this mailing. Offering electronic delivery of future annual reports and proxy statements is not only cost-effective for Jabil but is also friendlier to the environment.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares using one of the following methods: (1) vote through the Internet at the website, or by telephone at the telephone number, shown on the proxy card; or (2) mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you elected to receive the 2012 proxy materials over the Internet, you will not receive a paper proxy card and you should vote online, unless you cancel your enrollment or we discontinue the availability of our proxy materials on the Internet.

YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

FOR THE BOARD OF DIRECTORS OF JABIL CIRCUIT, INC.

Robert L. Paver

Corporate Secretary and General Counsel

St. Petersburg, Florida

December 18, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be Held on January 24, 2013

The Proxy Statement and Annual Report to Stockholders are available at http://jbl.client.shareholder.com/annuals.cfm.

Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.

JABIL CIRCUIT, INC.

PROXY STATEMENT

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE VIA THE INTERNET OR TELEPHONE.

JABIL CIRCUIT, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

January 24, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of Jabil Circuit, Inc., a Delaware corporation (except where the context otherwise requires, references herein to “Jabil,” “we,” “our” or “us” mean Jabil Circuit, Inc. together with its subsidiaries), for use at the Annual Meeting of Stockholders to be held on Thursday, January 24, 2013, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704. Jabil’s principal executive office is located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, and its telephone number at that location is (727) 577-9749.

These proxy solicitation materials, together with Jabil’s 2012 Annual Report to Stockholders, were mailed on or about December 18, 2012 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Measurement Date

Stockholders of record at the close of business on November 26, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. As of November 1, 2012 (the “Measurement Date”), 202,919,667 shares of Jabil’s common stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Jabil’s common stock, see “Share Ownership by Principal Stockholders and Management” in the “Beneficial Ownership” section. The closing sales price of Jabil’s common stock on the New York Stock Exchange (“NYSE”) on the Measurement Date was $17.70 per share.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Jabil’s Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet or telephone at a later date) or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by Jabil. In addition, Jabil may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Jabil’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we would pay that firm customary fees for those services, which we believe would not be significant.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of Jabil common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, a withheld vote or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum.

Our Bylaws provide that the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, the plurality standard will apply. In Proposal 1, we have nominated nine directors for election at the Annual Meeting, and because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the 2012 election of directors is an uncontested election. To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board of Directors will endeavor to act on the recommendation within 90 days following the recommendation. For additional information regarding the majority voting standard, see “Majority Voting for Directors.”

The approval of Proposals 2 and 3 require the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on each such specific Proposal. Abstentions and broker non-votes will have no effect on the approval of Proposals 2 and 3. A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the NYSE rules to vote on that particular proposal without receiving voting instructions from the beneficial owner. If you own shares through a broker, therefore, you must instruct your broker how to vote in order for your vote to be counted. Proposal 3 is considered a non-binding advisory vote.

The approval of Proposal 4 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on such Proposal, and that the total votes cast on such Proposal constitute at least a majority of the shares that are present and entitled to be voted on such specific Proposal. Because broker non-votes are not shares entitled to vote, they will have no effect on the approval of Proposal 4. Abstentions, however, are entitled to vote, so they will have an effect on the approval of Proposal 4.

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting via the Internet or Telephone

For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Computershare Investor Services (“Computershare”), Jabil’s transfer agent, may vote by mailing in the proxy or via the Internet or telephone at the World Wide Web: address or telephone number set forth on the enclosed proxy card. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card. Votes submitted via the Internet or telephone by a registered stockholder must be received by 11:59 p.m. (Eastern Time) on January 23, 2013.

For Shares Registered in the Name of a Brokerage or Bank. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (Eastern Time) on January 23, 2013. Voting in such a manner via the Internet will not affect your right to decide how your shares are voted should you decide to attend the Annual Meeting.

General Information. These Internet and telephone voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ votes have been recorded properly. Stockholders voting via the Internet or telephone through either of these voting procedures should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholders. Also, please be aware that Jabil is not involved in the operation of either of these Internet and telephone voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

You may elect to receive future notices of meetings, proxy materials and annual reports electronically via the Internet, if then made available by Jabil. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the proxy statement and annual report materials. Participation instructions are set forth on the enclosed proxy card. When next year’s proxy statement and annual report materials are available, you may be sent an e-mail telling you how to access them electronically. Please note, however, that the Securities and Exchange Commission (the “SEC”) has enacted rules regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, and we may decide to change our procedures for the distribution of our proxy materials by next year.

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil. Your participation in the new Internet program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Jabil that are intended to be presented by such stockholders at Jabil’s 2013 Annual Meeting must be submitted and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be received by Jabil no later than August 20, 2013 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting. In addition, our Bylaws provide that, for any stockholder proposal or director nomination to be properly presented at the 2013 Annual Meeting of Stockholders, whether or not also submitted for inclusion in our proxy statement, our Corporate Secretary must receive notice of the matter not less than 120 days prior to December 18, 2013, which will be August 20, 2013. Further, the proxy solicited by the Board of Directors for the 2013 Annual Meeting will confer discretionary authority to vote on any stockholder proposal or director nomination presented at that meeting, unless Jabil is provided with written notice of such proposal by August 20, 2013. Any proposals or director nominations must be mailed to our principal executive offices located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Robert L. Paver, Corporate Secretary. Each notice of director nomination must be accompanied by the information required for director nominations as set forth under the “Selection of Nominees for the Board of Directors” section. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the stockholder making the nomination or proposal, or that does not comply with our Bylaws, will be disregarded.

Fiscal Year End

Jabil’s fiscal year ends on August 31.

BENEFICIAL OWNERSHIP

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of Jabil as of the Measurement Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the named executive officers (“NEOs”) listed in the Summary Compensation Table; (iii) all current directors and executive officers of Jabil as a group and (iv) each person known by Jabil to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 202,919,667 shares of Jabil’s common stock were issued and outstanding as of the Measurement Date.

	Number of Shares(1)(2)	Percent of Total
Directors, Director Nominees, Named Executive Officers and Principal Stockholders

Principal Stockholders:
William D. Morean(3)(4)(5)	11,768,206	5.8%
c/o Jabil Circuit, Inc.
10560 Dr. Martin Luther King, Jr. Street North
St. Petersburg, Florida 33716
Audrey M. Petersen(3)(6)	10,750,698	5.3%
c/o Jabil Circuit, Inc.
10560 Dr. Martin Luther King, Jr. Street North
St. Petersburg, Florida 33716
Wellington Management Company, LLP(7)	12,988,165	6.4%
75 State Street
Boston, Massachusetts 02109
The Vanguard Group, Inc.(8)	10,932,611	5.4%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Directors and Director Nominees(5):
Thomas A. Sansone(9)	2,770,545	1.4%
Timothy L. Main(10)	1,134,503	*
Frank A. Newman(11)	166,065	*
Steven A. Raymund(12)	133,688	*
Mel S. Lavitt(13)	130,930	*
Lawrence J. Murphy(14)	109,258	*
David M. Stout	36,000	*
Martha F. Brooks(15)	37,130	*
Mark T. Mondello(16)	668,522	*
Named Executive Officers:
William D. Muir, Jr.(17)	412,183	*
Forbes I.J. Alexander(18)	343,639	*
Hwai Hai Chiang	121,182	*
All current directors and executive officers as a group (17 persons)(19)	18,198,891	8.9%

*	Less than one percent.

(1)	This column does not include any shares subject to stock appreciation rights (“SARs”) held by Jabil’s executive officers. As of the Measurement Date, Jabil’s executive officers held a total of 812,865 SARs, all of which have vested as of the Measurement Date. Upon exercise of a SAR, the holder will receive the number of shares of Jabil’s common stock that has a total value which is equivalent to the difference between the exercise price of the SAR and the fair market value of Jabil’s common stock on the date of exercise. As of the Measurement Date, the fair market value of Jabil’s common stock (based on its closing sales price on the NYSE) was $17.70 per share, which is lower than the exercise price of all of the SARs held by Jabil’s executive officers on the Measurement Date. Thus, as of the Measurement Date, none of the SARs held by Jabil’s executive officers were exercisable. If Jabil’s stock price increases to $21.56, then certain of these SARs could become exercisable within 60 days of the Measurement Date.
(2)	Some or all of the directors and executive officers hold their respective shares in brokerage accounts that contain standard language that can be triggered any time such individual buys securities on margin. As a result of such arrangements, all of the shares owned by our directors and NEOs may be deemed to be pledged.
(3)	Includes 9,333,902 shares held by the William E. Morean Residual Trust, as to which Mr. William D. Morean and Ms. Audrey M. Petersen (Mr. Morean’s mother) share voting and dispositive power as members of the Management Committee created under the Trust.
(4)	Includes (i) 69,140 shares held by Eagle’s Wing Foundation, a private charitable foundation of which Mr. Morean is a director and with respect to which Mr. Morean may be deemed to have shared voting and dispositive power, (ii) 79,935 shares held by the William D. Morean Trust, of which Mr. Morean is trustee, as to which Mr. Morean has sole voting and dispositive power, (iii) 25,000 shares subject to options held by Mr. Morean that are exercisable within 60 days of the Measurement Date and (iv) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership.
(5)	Mr. Morean is a director of Jabil in addition to being a Principal Stockholder.
(6)	Includes 1,416,796 shares held by Audrey Petersen Revocable Trust, of which Ms. Petersen is trustee, as to which Ms. Petersen has sole voting and dispositive power.
(7)	The amount shown and the following information is derived from a Schedule 13G filed by Wellington Management Company, LLP (“Wellington”), reporting beneficial ownership as of December 31, 2011. According to the Schedule 13G, Wellington has shared voting power over 8,560,739 shares and shared dispositive power over 12,988,165 shares.
(8)	The amount shown and the following information is derived from a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”), reporting beneficial ownership as of December 31, 2011. According to the Schedule 13G, Vanguard has shared dispositive power over 261,472 shares.
(9)	Includes (i) 2,192,532 shares held by TASAN Limited Partnership, a Delaware limited partnership, of which TAS Management, Inc. is the sole general partner, as to which Mr. Sansone has sole voting and dispositive power; Mr. Sansone is President of TAS Management, Inc., (ii) 422,325 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power, (iii) 25,000 shares subject to options held by Mr. Sansone that are exercisable within 60 days of the Measurement Date and (iv) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership.
(10)	Mr. Main is also Chief Executive Officer and President of Jabil, and thus is a NEO in addition to being a director. Includes (i) 275,000 shares subject to options held by Mr. Main that are exercisable within 60 days of the Measurement Date (ii) 4,310 total shares owned separately by two trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of four trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership and (iii) 2,290 total shares owned separately by two accounts, for each of which Mr. Main serves as a custodian for one of his children under the Florida Uniform Transfers to Minors Act.
(11)	Includes 25,000 shares subject to options held by Mr. Newman that are exercisable within 60 days of the Measurement Date.
(12)	Includes 25,000 shares subject to options held by Mr. Raymund that are exercisable within 60 days of the Measurement Date.
(13)	Includes (i) 25,000 shares subject to options held by Mr. Lavitt that are exercisable within 60 days of the Measurement Date and (ii) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership.
(14)	Includes 25,000 shares subject to options held by Mr. Murphy that are exercisable within 60 days of the Measurement Date.
(15)	Includes (i) 470 shares held by the Finn Grandchildren Trust, which is for the benefit of sixteen individuals (including three of Ms. Brooks’ children), for which Ms. Brooks is the sole trustee and over which Ms. Brooks disclaims beneficial ownership, (ii) 3,660 total shares owned separately by three of Ms. Brooks’ children, over which Ms. Brooks disclaims beneficial ownership.
(16)	Mr. Mondello is a nominee for director at this Annual Meeting. He is also Chief Operating Officer of Jabil (and has been appointed to succeed Mr. Main as Chief Executive Officer, effective March 1, 2013), and thus is a NEO in addition to being a director nominee. Includes 245,000 shares subject to options held by Mr. Mondello that are exercisable within 60 days of the Measurement Date.
(17)	Includes (i) 130,000 shares subject to options held by Mr. Muir that are exercisable within 60 days of the Measurement Date, (ii) 11,712 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership and (iii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership.
(18)	Includes 130,000 shares subject to options held by Mr. Alexander that are exercisable within 60 days of the Measurement Date.
(19)	Includes (i) 1,928,149 shares subject to options held by nine executive officers (including one employee director and another employee director nominee) and eight non-employee directors that are exercisable within 60 days of the Measurement Date, (ii) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership, (iii) 600 shares beneficially owned by Mr. Sansone’s spouse and over which Mr. Sansone disclaims beneficial ownership, (iv) 4,310 total shares owned separately by two trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership, (v) 2,290 total shares owned separately by two accounts, for each of which Mr. Main serves as a custodian for one of his children under the Florida Uniform Transfers to Minors Act, (vi) 2,000 shares beneficially owned by Mr. Lavitt’s spouse and over which Mr. Lavitt disclaims beneficial ownership, (vii) 470 shares held by the Finn Grandchildren Trust, which is for the benefit of sixteen individuals (including three of Ms. Brooks’s children), for which Ms. Brooks is the sole trustee and over which Ms. Brooks disclaims beneficial ownership, (viii) 3,660 total shares owned separately by three of Ms. Brooks’ children and over which Ms. Brooks disclaims beneficial ownership, (ix) 11,712 shares beneficially owned by Mr. Muir’s spouse and over which Mr. Muir disclaims beneficial ownership and (x) 300 shares beneficially owned by Mr. Muir’s daughter and over which Mr. Muir disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Jabil’s executive officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by Jabil from certain reporting persons, Jabil believes that, during the fiscal year ended August 31, 2012, all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent stockholders were met.

CORPORATE GOVERNANCE

AND BOARD OF DIRECTORS MATTERS

The affairs of Jabil are managed by the Board of Directors. Each member of the Board is elected at the annual meeting of stockholders each year or appointed by the incumbent Board and serves until the next annual meeting of stockholders or until a successor has been elected or approved.

Current Members of the Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William D. Morean, Chairman
Thomas A. Sansone, Vice Chairman			Chair
Martha F. Brooks	✓
Mel S. Lavitt		✓	✓
Timothy L. Main
Lawrence J. Murphy		✓
Frank A. Newman	✓
Steven A. Raymund	Chair
David M. Stout		Chair	✓

Role of the Board of Directors’ Committees

Audit Committee. The functions of the Audit Committee are described below under the heading “Audit Committee Report.” The current charter of the Audit Committee was adopted on October 20, 2011, and is available in the Investor Relations / Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Board of Directors has determined that each member of the Committee is an audit committee financial expert within the meaning of the SEC regulations and that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The Committee met eleven times and did not take action by written consent during fiscal 2012.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of Jabil’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board of Directors and makes recommendations to the Board regarding such candidates. The Committee also evaluates and makes recommendations to the Board in connection with its annual review of director independence and the Board’s performance self-evaluation. The current charter of the Nominating and Corporate Governance Committee was adopted on October 27, 2005, and is available in the Investor Relations / Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s

Corporate Governance Guidelines. The Committee met four times and did not take action by written consent during fiscal 2012.

Compensation Committee. The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of Jabil’s executive officers. The Committee reviews and approves corporate goals and objectives relevant to the compensation of Jabil’s Chief Executive Officer, and sets the compensation level of the Chief Executive Officer based on this evaluation. The Committee is also generally empowered to administer Jabil’s 2002 Stock Incentive Plan and 2011 Stock Award and Incentive Plan, each with respect to all individuals. The current charter of the Committee was adopted on July 22, 2010, and is available in the Investor Relations/Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Committee met seven times and did not take action by written consent during fiscal 2012.

Risk Oversight

The Board’s Role in Risk Oversight. Jabil faces a variety of different risks, including various operational, financial and other risks. The nature and effect of these risks vary in many ways, including our ability to anticipate and understand the risk, the types of negative impacts that could result if the risk manifests itself, the likelihood that an undesired event or a particular adverse impact would occur, and our ability to control the risk and reduce potential adverse impacts. Particular behaviors can avoid or mitigate some risks, and some risks are unavoidable as a practical matter. The potential adverse impact of some risks may be minor, and accordingly, as a matter of business judgment, allocating significant resources to avoid minor potential adverse impacts may not be appropriate. In other cases, a potential adverse impact may be significant, and spending resources to avoid or mitigate such a significant potential adverse impact is prudent. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. We engage in numerous activities seeking to align our voluntary risk-taking with company strategy, and understand that projects and processes may enhance our business interests by encouraging innovation and appropriate levels of risk-taking.

The Board oversees risk management directly and through its committees associated with their respective subject matter areas. Generally, the Board oversees risks that may affect the business of Jabil as a whole, including operational matters. The Audit Committee is responsible for oversight of Jabil’s accounting and financial reporting processes and also discusses with management Jabil’s financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs, and the Nominating and Corporate Governance Committee oversees certain corporate governance risks. As part of their roles in overseeing risk management, these Committees periodically report to the Board regarding briefings provided by management and advisors as well as the Committees’ own analysis and conclusions regarding certain risks faced by Jabil. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

Business and operational risks are considered by the Board in many ways. The heads of each business group typically report to the Board quarterly, identifying and discussing various risks that they are facing. Our Chief Executive Officer communicates regularly with the Board on such matters. In addition, the internal audit department periodically reports to the Audit Committee on its evaluation of management’s effectiveness in addressing risks, by providing a comprehensive review of certain business and related risks, an assessment and ranking of various identified risk items based on their likelihood and the severity of the consequences, including both financial and non-financial impacts, and plans to manage and mitigate such risks. The internal audit department also consults with third party sources and advisors regarding certain potential risks facing Jabil, which is incorporated into its summary.

Certain financial risks are identified and discussed during our quarterly and year-end processes to follow Section 302 of the Sarbanes-Oxley Act of 2002. As part of this process, Jabil receives input from a broad range of people, including local and regional facility controllers, regarding financial results, compliance matters, and other matters. Similarly, we are required under Section 404 of the Sarbanes-Oxley Act of 2002 to produce an annual report on internal control over financial reporting in our Annual Reports on Form 10-K that contains management’s assessment of the effectiveness of Jabil’s internal control over financial reporting, and we also include certifications by our Chief Executive Officer and our Chief Financial Officer as to internal control matters. As part of management’s rigorous review of Jabil’s internal control over financial reporting in order to assure compliance with the Section  404 requirements, certain risks are identified and discussed.

Risks in Compensation Practices. Jabil conducted a risk assessment of its compensation policies and practices for its employees, including those relating to its executive compensation programs. Our risk assessment included a qualitative and quantitative analysis of our compensation and benefit programs in which employees at all levels of the organization may participate, including our executive officers. Our programs contain various mitigating factors to ensure our employees, including the named executive officers (“NEOs”), are not encouraged to take unreasonable risks in managing the business. These factors include:

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Annual cash incentives and vesting for performance-based equity awards use financial measures with sliding scales, which provide lower payments for lower performance and higher pay for higher performance, but set maximum payouts at 200% of the target levels for cash incentives and 100% to 200% of target for various equity awards over the past three fiscal years.

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Diverse performance metrics focused primarily on the use of reportable and broad-based financial metrics, including a mixture of consolidated and business-specific goals, with no single factor receiving an excessive weighting.

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A mix of time-based and performance-based equity awards to avoid having a relatively high percentage of compensation tied to one element. We believe that time-based equity awards should reduce risky behavior because these awards are designed to retain employees and are earned over time.

•	A balance of short-term and long-term compensation creating diverse time horizons.

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A relationship between performance for a given metric and the corresponding payout factor that, we believe, mitigates risk by avoiding situations where a relatively small amount of increased performance results in a relatively high corresponding amount of increased compensation.

•	A relatively high degree of difficulty of performance targets.

•	Relatively long performance measurement periods to encourage long-term, rather than short-term, performance.

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Minimum stock ownership requirements for our executive officers and directors to, among other things, encourage them to act in a more risk-averse manner to avoid a significant decrease in their net worth.

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Oversight of compensation programs by the Compensation Committee. We believe this mitigates risk by empowering a group of independent directors with substantial experience and expertise who owe fiduciary duties to act in the best interests of Jabil’s stockholders.

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Oversight of programs by a broad-based group of functions within Jabil and at multiple levels within the organization to encourage different viewpoints and avoid situations where a small number of people are involved in compensation decisions.

•	Advice from outside advisors who are knowledgeable regarding various compensation policies and their associated risks.

Based upon the assessment, we believe that our compensation policies and practices do not encourage excessive or unreasonable risk taking and are not reasonably likely to have a material adverse effect on Jabil.

Leadership Structure of the Board

The Board of Directors does not currently have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for Jabil at that time. Our current Chairman, Mr. Morean, is not an officer. Mr. Morean has served as our Chairman of the Board since 1988 and he served as our Chief Executive Officer from such time until 2000. Mr. Morean has announced his retirement from our Board, effective at the expiration of his current term at this Annual

Meeting. The Board has determined its intention to appoint Mr. Main to succeed Mr. Morean as Chairman of the Board, in which event Mr. Main would serve as both our Chairman and our Chief Executive Officer until his expected retirement as Chief Executive Officer effective March 1, 2013.

Executive Sessions

Our “independent” directors (as determined under the listing standards of the NYSE) meet at least once annually in executive session without any of our management present. Mr. Morean presides at such meetings, which occurred four times during fiscal 2012. See the section titled “Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or the independent directors as a group.

Corporate Governance Guidelines

The full text of the Corporate Governance Guidelines can be found in the Investor Relations /Corporate Governance section of Jabil’s website (www.jabil.com). The Corporate Governance Guidelines reflect the principles by which Jabil and its Board of Directors operate and are not intended to create legal rights in any third party in the event of any failure to comply with any of the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee interprets the Corporate Governance Guidelines and determines whether actions taken are in compliance with these Guidelines.

Board Diversity

The Board of Directors and the Nominating and Corporate Governance Committee consider diversity in the selection of nominees, utilizing a broad meaning to include a nominee’s background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals. Diversity is noted to be a factor for consideration of nominees for director in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider and assess the effectiveness of its Corporate Governance Guidelines in connection with the annual director nomination process to assure it includes an effective mix of people to further our long-term business interests.

Director Stock Ownership Requirements

The Corporate Governance Guidelines require directors to accumulate, within five years of joining the board, the lesser of 20,000 shares or the total number of equity awards granted over the preceding three years. The following forms of ownership are counted towards a director’s compliance with this requirement:

•	shares deemed to be beneficially owned under federal securities laws;

•	unvested time-based restricted stock shares;

•	shares subject to unvested time-based restricted stock unit awards; and

•	other forms of ownership approved by the board or a committee thereof.

If a director does not achieve the applicable stock ownership minimum by the applicable deadline or any time thereafter, the director will be required to retain half of the after-tax shares until the requirement is met.

Selection of Nominees for the Board of Directors

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of nominees to the Board for nomination at each annual meeting of stockholders. This Committee will consider nominees for board membership suggested by its members and other Board members, as well as management and stockholders. The Nominating and Corporate Governance Committee may at its discretion retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. A prospective nominee will be evaluated against the standards and qualifications set out in Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate, having high performance standards, and adding to the Board’s diversity of backgrounds, experiences, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The Committee will give consideration to these recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. For each annual meeting of stockholders, the Nominating and Corporate Governance Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. An affiliated group of stockholders means stockholders constituting a group under SEC Regulation 13D. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in Jabil. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed from time to time by the Nominating and Corporate Governance Committee or the full Board of Directors for board candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency.

All stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee in care of Jabil’s Corporate Secretary at Jabil’s principal headquarters, at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, FL 33716. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation for consideration does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. In addition to proposing nominees for consideration to the Nominating and Corporate Governance Committee, stockholders may also directly propose nominees for consideration at an annual meeting of stockholders. The requirements and procedures to be followed by stockholders for directly nominating directors are discussed under “Deadline for Receipt of Stockholder Proposals.”

A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

•	the name and address, including telephone number, of the recommending stockholder;

•	the number of Jabil’s shares owned by the recommending stockholder and the time period for which such shares have been held;

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if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

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a statement from the recommending stockholder as to whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of Jabil’s next annual meeting of stockholders.

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

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the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Jabil);

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the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Jabil and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Jabil);

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a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

•	a description of all relationships between the proposed nominee and any of Jabil’s competitors, customers,

suppliers, labor unions or other persons with special interests regarding Jabil known to the recommending stockholder or director in Jabil’s filings with the SEC;

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a statement supporting the recommending stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, including those that may be set forth in Jabil’s Corporate Governance Guidelines, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Jabil;

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a statement as to whether, in the view of the recommending stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Jabil; and

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the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Jabil.

Majority Voting for Directors

Our directors are elected in uncontested elections by a majority vote. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board of Directors will endeavor to act on the recommendation within 90 days following the recommendation. Thereafter, the Board of Directors will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Report on Form 8-K or by a press release. If the Board of Directors does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier death, resignation or removal. If the Board of Directors accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors.

The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies.

Determinations of Director Independence

In October 2012, the Board of Directors undertook its annual review of director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship with Jabil and is otherwise independent under the listing standards of the NYSE. As required by the NYSE listing standards, the Board considers all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board determined that the following directors are independent: Martha F. Brooks, Mel S. Lavitt, William D. Morean, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone, and David M. Stout. As required by applicable law, the Board will make and publicly disclose its independence determination for each director when the director is first elected to the Board and annually thereafter for all nominees for election as directors.

For fiscal 2012, the Board of Directors evaluated and considered a relationship when determining the independence of Mr. Sansone. As previously disclosed, an entity controlled by Mr. Sansone (“Tomcat”) had an agreement with Jabil at market-competitive rates for the limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use. This agreement terminated on October 31, 2012. Tomcat paid Jabil approximately $104,920 for such flight crew’s services during the 2012 fiscal year.

Board of Directors Meetings During Fiscal 2012

The Board of Directors held a total of four meetings and took action by written consent two times during fiscal 2012. All directors attended 75% or more of the aggregate number of Board of Directors meetings and committee meetings. The Chairman of the Board presides over all meetings of the Board of Directors.

Policy Regarding Attendance at Annual Meeting of Stockholders

Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual meetings of stockholders, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil schedules a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors attended the 2011 Annual Meeting of Stockholders.

Communication with the Board of Directors

Communications directed to any director, or any group of directors, must be in writing and sent certified mail to 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Robert L. Paver, Corporate Secretary. All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the type and amount of shares of Jabil that the person holds;

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if the person submitting the communication is not a stockholder and is submitting the communication as an interested party to an independent director, or the independent directors as a group, the nature of the person’s interest in Jabil;

•	any special interest, meaning an interest not in the capacity of a stockholder of Jabil, of the person in the subject matter of the communication; and

•	the name, address, telephone number and e-mail address, if any, of the person submitting the communication.

Jabil’s Corporate Secretary reviews all such correspondence and regularly forwards to the Board of Directors copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board of Directors or committees thereof or that the Corporate Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Business Conduct and Ethics and Senior Code

Jabil has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. In addition, Jabil has adopted a senior code of ethics titled “Code of Ethics for the Principal Executive Officer and Senior Financial Officers of Jabil” that applies to the principal executive officer, president, principal financial officer, chief financial officer, the principal accounting officer and controller. The text of both documents can be found in the Investor Relations/ Corporate Governance section of Jabil’s website (www.jabil.com). Jabil anticipates that in the event any waivers from its Code of Ethics for the Principal Executive Officer and Senior Financial Officers are granted, notice of any such waiver will be posted on its website.

Compensation Committee Interlocks and Insider Participation

Jabil’s Compensation Committee was formed in November 1992 and is currently composed of Mr. Lavitt, Mr. Murphy and Mr. Stout. No member of the Committee who served during fiscal 2012 is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

Related Party Transactions

Related Party Transactions Policy. Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “related party” had, has or will have a direct or indirect material interest. “Related parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel’s) will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Audit Committee meeting, the Committee’s chair shall have the authority to act on behalf of the Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee chair is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Audit Committee (or, as applicable, the Committee chair) will consider, among other things, the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.

Certain Related Party Transactions. As described in detail in the “Determinations of Director Independence” section, Jabil had a relationship with Mr. Sansone under an arms-length agreement. This agreement terminated on October 31, 2012. This relationship predated the adoption of the Related Party Transactions Policy by a number of years. Mr. Sansone’s relationship was closely monitored and evaluated on a regular basis to determine if it was a Related Party Transaction.

From the beginning of fiscal 2012 until November 1, 2012, Mr. Sansone and Tomcat paid Jabil approximately $104,920 for the use of Jabil’s flight crew.

Charles A. Main, a brother of Timothy L. Main, the Chief Executive Officer, President and a director of Jabil, is employed by Jabil’s Materials Technology Services Group as a Vice President, Global Business Unit. His compensation for fiscal 2012 consisted of the following items: regular base salary earnings of $255,000, a bonus of $212,976, equity grants (consisting of performance-based and time-based restricted stock units) whose aggregate grant date fair value was $388,509, a $8,087 contribution by Jabil on his behalf to his 401(k) plan account, a cost of living adjustment and a housing allowance totaling $38,409, tax preparation fees and payment of a tax extension totaling $16,850 and a tax gross up of $29,903 (for total compensation of $949,734).

Director Compensation

It is the general practice of the Board that compensation for non-management directors be a mix of cash and equity. For fiscal 2012, the non-management directors received the following annual retainers, payable in cash quarterly:

Position	Annual Retainer ($)
Board membership fee (non-management directors only)	58,000
Audit Committee - Chair	30,000
Audit Committee - other members	15,000
Compensation Committee - Chair	20,000
Compensation Committee - other members	10,000
Nominating and Corporate Governance Committee - Chair	10,000
Nominating and Corporate Governance Committee – other members	5,000

No director currently receives any additional cash compensation for attendance at Board or committee meetings. Directors are entitled to reimbursement for expenses incurred in connection with their attendance at Board and committee meetings. In addition, non-employee directors are eligible to receive awards under the 2011 Stock Award and Incentive Plan. For fiscal 2012, each non-employee director received 12,000 time-based restricted stock units (“RSUs”), which vested on August 31, 2012 provided that the director continued to serve on that date.

Director Compensation In Fiscal 2012

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
William D. Morean	58,000	231,600	289,600
Thomas A. Sansone	68,000	231,600	299,600
Martha F. Brooks	73,000	231,600	304,600
Mel S. Lavitt	73,000	231,600	304,600
Timothy L. Main	—	—	—
Lawrence J. Murphy	68,000	231,600	299,600
Frank A. Newman	73,000	231,600	304,600
Steven A. Raymund	88,000	231,600	319,600
David M. Stout	83,000	231,600	314,600

(1)	As of the end of fiscal 2012, the following directors had outstanding restricted stock awards: Mr. Lavitt 2,060; Mr. Morean 2,060; Mr. Murphy 2,060; Mr. Newman 2,060; Mr. Raymund 2,060; and Mr. Sansone 2,060. As of the end of fiscal 2012, the following directors had outstanding option awards: Mr. Lavitt 32,000; Mr. Morean 25,000; Mr. Murphy 25,000 ; Mr. Newman 25,000; Mr. Raymund 25,000 ; and Mr. Sansone 25,000.
(2)	Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of the award pursuant to ASC 718. For all of the directors , this amount was determined by multiplying the total number of RSUs awarded, 12,000, by the closing stock price on the date of grant (October 20, 2011) of $19.30, and is the aggregate amount of expense that will be recognized by us for financial statement reporting purposes in accordance with ASC 718 over the requisite service period of the award granted. The assumptions used for the valuations are set forth in Note 10 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012. These awards vested on August 31, 2012.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Nine directors are to be elected at the Annual Meeting. Jabil’s Board of Directors has authorized the nomination at the Annual Meeting of the persons named herein as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s nine nominees named below, all of whom are presently directors of Jabil. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Information regarding Jabil’s nominees for director is set forth below:

Name	Age	Principal Position	Director Since
Thomas A. Sansone	63	Vice Chairman of the Board of Directors	1983
Martha F. Brooks	53	Director	2011
Mel S. Lavitt	75	Director	1991
Timothy L. Main	55	Chief Executive Officer, President and Director*	1999
Mark T. Mondello	48	Chief Operating Officer*	—
Lawrence J. Murphy	70	Director	1989
Frank A. Newman	64	Director	1998
Steven A. Raymund	57	Director	1996
David M. Stout	58	Director	2009

*	Mr. Mondello has been appointed to succeed Mr. Main as Chief Executive Officer. Mr. Mondello’s appointment to the position of Chief Executive Officer and Mr. Main’s resignation from the positions of President and Chief Executive Officer will be effective March 1, 2013. It is expected that the Board will appoint Mr. Main, if elected as a director at the Annual Meeting, to succeed Mr. Morean as Chairman of the Board immediately following Mr. Morean’s departure from the Board on the date of the Annual Meeting.

Except as set forth below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of the directors and executive officers of Jabil. There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the directors are “independent” as defined in the applicable listing standards of the NYSE.

Board Composition

We believe that our directors should possess certain personal characteristics and competencies, which include high ethical standards, integrity, the willingness to be accountable for their decisions, providing informed judgment on a broad range of issues, being financially literate, acting with mature confidence which involves the ability to participate in open discussion, expecting high performance, and being passionate and creative. Additionally, the individuals that comprise the board should, as a group, represent a diverse mix of backgrounds, skills and expertise, with the ability to contribute their knowledge in such areas as accounting and finance, business judgment, management, crisis response, industry knowledge, international markets, and leadership, strategy and vision. We believe that the nominees we are presenting for directors possess these characteristics and contribute to the diverse mix that we seek for our board as a whole.

Thomas A. Sansone. Mr. Sansone served as President of Jabil from 1988 to 1999 when he became Vice Chairman of the Board. Mr. Sansone joined Jabil in 1983 as Vice President and has served as a director since that time. Prior to joining Jabil, Mr. Sansone was a practicing attorney with a specialized practice in taxation. He holds a B.A. from Hillsdale College, a J.D. from Detroit College of Law and an LL.M. in taxation from New York University. We believe that Mr. Sansone’s business and legal experience, including his prior service as President of Jabil, qualify him for re-election to the Board.

Martha F. Brooks. Ms. Brooks is currently a Director of Bombardier Inc. and Harley-Davidson, Inc. She was also a Director of International Paper from 2003 to 2009. From 2007 to 2009, Ms. Brooks served as President and Chief Operating Officer of Novelis Inc., a global leader in aluminum rolling and recycling. She served as Chief Operating Officer of Novelis from 2005 to 2007, after Alcan Inc. completed a spinoff of Novelis. From 2002 to 2004, Ms. Brooks served as CEO, Americas and Asia Rolled Products Business and Senior Vice President of Alcan Inc. In addition, she was Vice President of Cummins Inc. from 1996 to 2002. Ms. Brooks holds a B.A. in Economics and Political Science and an M.B.A. in International Business from Yale University. We believe that Ms. Brooks’s extensive business experience and service on boards of other publicly-traded companies qualify her for re-election to the Board.

Mel S. Lavitt. Mr. Lavitt has served as a director of Jabil since 1991. Currently, Mr. Lavitt is a Senior Advisor to Needham & Company, LLC, an investment bank. He is also the Managing Member of The Lavitt Group L.L.C., a financial consulting firm and serves as Chairman on the Board of Directors of the Utah Governor’s Office of Economic Development. From July 2007 to June 2008, Mr. Lavitt held several positions with GC Capital

Management LLC, a registered advisory firm, including Co-Managing Partner and Senior Advisor. Mr. Lavitt served as a Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) from 1992 (and also as Vice Chairman beginning in December 1999) until July 2007. From 1987 until 1992, Mr. Lavitt was President of Lavitt Management, a business consulting firm. From 1978 until 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt is a graduate of Brown University. We believe that Mr. Lavitt’s business background and experience, including years of service as an investment banker, enhance his ability to analyze and contribute valuable and unique insights on matters including those relating to capital structure and financing, which therefore qualify him for re-election to the Board.

Timothy L. Main. Mr. Main has served as Chief Executive Officer of Jabil since 2000, and as President and director since 1999. He joined Jabil in 1987 as a Production Control Manager, was shortly thereafter promoted to Operations Manager in 1987, to Project Manager in 1989, to Vice President Business Development in 1991, and to Senior Vice President, Business Development in 1996. Mr. Main has resigned from the positions of President and Chief Executive Officer, effective March 1, 2013. In addition, it is expected that the Board will appoint Mr. Main, if elected as a director at this Annual Meeting, to succeed Mr. Morean as Chairman of the Board immediately following Mr. Morean’s departure from the Board as of the date of the Annual Meeting. Prior to joining Jabil, Mr. Main was a commercial lending officer, international division for the National Bank of Detroit. Mr. Main earned a B.S. from Michigan State University and Master of International Management from the American Graduate School of International Management (Thunderbird). We believe that Mr. Main’s current service as Chief Executive Officer of Jabil qualifies him to be a member of the Board.

Mark T. Mondello. The Board has appointed Mr. Mondello to succeed Mr. Main as Chief Executive Officer, effective March 1, 2013. Mr. Mondello was promoted to Chief Operating Officer in November 2002. Mr. Mondello joined Jabil in 1992 as a manufacturing supervisor and was promoted to Project Manager in 1993. Mr. Mondello was named Vice President, Business Development in 1997 and served as Senior Vice President, Business Development from January 1999 through November 2002. Prior to joining Jabil, Mr. Mondello served as project manager on commercial and defense-related aerospace programs for Moog, Inc. He holds a B.S. in Mechanical Engineering from the University of South Florida. We believe that Mr. Mondello’s appointment as Chief Executive Officer of Jabil, effective March 1, 2013, qualifies him to be a member of the Board.

Lawrence J. Murphy. Mr. Murphy is an independent business consultant focusing on mergers and acquisition related matters and has served as a director of Jabil since 1989 and as an independent consultant to Jabil from 1997 until 2004. From 1992 until 1997, Mr. Murphy served as a director of Core Industries, a diversified conglomerate where he held various executive level positions since 1981, including Executive Vice President and Secretary. Prior to joining Core Industries, Mr. Murphy was a practicing attorney at the law firm of Bassey, Selesko, Couzens & Murphy, P.C. and a certified public accountant with the accounting firm of Deloitte & Touche. Mr. Murphy is currently a member of the Board of Advisors for Baker Financial, a financial consulting services firm and the McCoig Group, a privately-held ready-mix concrete company based in Michigan. We believe that Mr. Murphy’s business and legal experience, long-standing service as a Jabil director, financial accounting and management expertise, as well as his prior service as an independent consultant to Jabil, all qualify him for re-election to the Board.

Frank A. Newman. Mr. Newman has served as a director of Jabil since 1998. Since May 2012, he has been Chief Executive Officer (initially as the non-executive interim Chief Executive Officer before transitioning to the full-time position of Chief Executive Officer) of the Stow Company in Holland, Michigan. Mr. Newman served as Chairman of Medical Nutrition USA, Inc., a nutrition-medicine company, from 2003 to February 2011 and its Chief Executive Officer from 2002 to February 2011. From 2001 until 2002, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. From 2000 until 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an Internet pharmacy company. From 1993 until 2000, Mr. Newman was the President, Chief Operating Officer and a director of Eckerd Corporation, a retail drug store chain, and was its Chief Executive Officer from 1996 until 2000 and its Chairman of the Board of Directors from 1997 until 2000. From 1986 until 1993, Mr. Newman was the President, Chief Executive Officer and a director of F&M Distributors, Inc., a retail drug store chain. We believe that Mr. Newman’s extensive business experience, including his prior service as the chief executive officer of publicly-traded companies, knowledge of our company, service on boards of other publicly-traded companies and proven leadership ability qualify him for re-election to the Board.

Steven A. Raymund. Mr. Raymund has served as a director of Jabil since 1996. Mr. Raymund currently serves as Chairman of the Board of Directors of Tech Data Corporation and is also a director of WESCO International, Inc. Mr. Raymund began his career at Tech Data Corporation, a distributor of personal computer products, in 1981 as Operations Manager. He became Chief Operating Officer in 1984 and was promoted to the position of Chief Executive Officer of Tech Data Corporation in 1986, serving until his resignation in October 2006. We believe that Mr. Raymund’s extensive business experience, including his former service as the chief executive officer of a publicly-traded company, knowledge of our company, service on boards of other publicly-traded companies and service leading the Audit Committee qualify him for re-election to the Board.

David M. Stout. Mr. Stout became a director of Jabil in September 2009. He is also currently a director of Airgas, Inc., NanoBio Corporation, and Shire PLC. From 2003 to 2008, Mr. Stout was President, Pharmaceuticals, GlaxoSmithKline, with responsibility for global pharmaceutical operations. From 1999 to 2003, he served as President of U.S. Pharmaceuticals. From 1996 until 1998, he served as Senior Vice President and Director, Sales and Marketing-U.S., for SmithKline Beecham. From 1994 until 1996, Mr. Stout was President of Schering Laboratories, a division of Schering-Plough Corporation and held various executive and sales and marketing positions with Schering-Plough from 1979. We believe that Mr. Stout’s extensive business experience and service on boards of other publicly-traded companies qualify him for re-election to the Board.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED CERTIFIED

PUBLIC ACCOUNTING FIRM

In October 2012, the Audit Committee approved the selection of Ernst & Young LLP (“E&Y”) to serve as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2013.

The audit reports of E&Y on the consolidated financial statements of Jabil and its subsidiaries as of and for the year ended August 31, 2012 and the effectiveness of internal control over financial reporting as of August 31, 2012 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended August 31, 2012, and the subsequent interim period through the filing of Jabil’s Form 10-K for the fiscal year ended August 31, 2012 on October 25, 2012, there were (i) no disagreements between Jabil and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of E&Y are expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions.

Audit Committee Report

Jabil Circuit, Inc.’s Audit Committee serves to assist Jabil’s Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Jabil to the public, Jabil’s systems of internal controls regarding finance and accounting that management and the Board have established and Jabil’s auditing, accounting and financial reporting processes generally.

The Audit Committee is composed solely of independent directors, as defined in the listing standards of the New York Stock Exchange, as well as other statutory, regulatory and other requirements applicable to Jabil.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investor Relations section of Jabil’s website (www.jabil.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to insure early or timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.

Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process, including internal control over financial reporting. Jabil’s independent registered certified public accounting firm is responsible for expressing an opinion on the effectiveness of Jabil’s internal control over financial reporting and conformity of Jabil’s financial statements with United States generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent registered certified public accounting firm.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered certified public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered certified public accounting firm with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered certified public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management or the independent registered certified public accounting firm.

For fiscal 2012, E&Y has acted as Jabil’s independent registered certified public accounting firm.

In this context, the Audit Committee reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and E&Y.

(2)	The Audit Committee has discussed with E&Y the matters required to be discussed under Public Company Accounting Oversight Board Auditing Standard, AU §380 (the successor to SAS 61).

(3)	The Audit Committee has received and reviewed the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board Rule regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with E&Y its independence from Jabil.

(4)	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2012, for filing with the SEC.

(5)	The Audit Committee has appointed E&Y as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2013.

Submitted by the Audit Committee:

Steven A. Raymund, Chair

Frank A. Newman

Martha F. Brooks

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by E&Y for the audit of Jabil’s annual financial statements for the fiscal years ended August 31, 2012 and August 31, 2011, and fees billed for other services rendered by E&Y during those periods.

Fee Category	Fiscal 2012 Fees	Fiscal 2011 Fees
Audit Fees	$4,881,000	$4,541,000
Audit-Related Fees	$0	$298,000
Tax Fees	$2,923,000	$1,908,000
All Other Fees	$13,000	—
Total Fees	$7,817,000	$6,747,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of Jabil’s consolidated financial statements, the effectiveness of internal control over financial reporting and review of the interim financial statements included in quarterly reports and services that are normally provided by E&Y in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Jabil’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations regarding financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, and tax planning (domestic and international).

All Other Fees. Consists of fees billed for professional services for advice on HR administration and process for employment.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered certified public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2012, all services were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board of Directors

If the stockholders do not approve the selection of E&Y, the appointment of the independent registered certified public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and rules issued by the SEC require that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs, as disclosed in this proxy statement.

Stockholders are urged to read the “Compensation Discussion and Analysis” section, the compensation tables and the accompanying narrative disclosure set forth in this proxy statement. As described in detail in the “Compensation Discussion and Analysis” section, we believe our compensation programs are predominantly performance-based, and are designed to attract, retain and motivate our NEOs, who are critical to our success, and to align their interests with those of our stockholders. As discussed in detail in the “Compensation Discussion and Analysis,” our compensation program for our NEOs is composed of the following features, among others:

•

Our Compensation Committee is composed solely of independent directors. The Committee has established a process for determining compensation for our NEOs, which includes advice from an independent compensation consultant and a review of compensation practices at peer group companies.

•

Our Compensation Committee engages in a robust and comprehensive annual review of the company’s performance metrics and goals in an attempt to ensure that they properly motivate and incent our NEOs to implement our long-term strategy and position Jabil for increased profitability and greater financial strength.

•

A substantial portion of the compensation payable to our NEOs is performance-based, including our annual cash incentive program and our performance-based restricted stock or restricted stock unit awards, which vest over multi-year performance periods, if at all. Over 80% of our NEOs’ target compensation is linked to Jabil’s business and stock price performance.

•	Our compensation philosophy is to pay for performance. The following are highlights of Jabil’s performance in fiscal 2012:

•	One-year and three-year total shareholder return (“TSR”) of 37.2% and 118.8% respectively, significantly outpaced the S&P 500 Index one-year and three-year TSR of 18.0% and 46.7%.

•	Net revenue for three consecutive years has been the highest in our history, with fiscal 2012 increasing 4% over fiscal 2011.

•	Operating income increased 7% over fiscal 2011.

•	Net income increased 4% over fiscal 2011.

•	Return on invested capital continues to exceed our weighted average cost of capital at 22%.

•	$136 million in capital was returned to stockholders through dividends and share-repurchases.

•

We believe the payout levels in relation to this strong performance demonstrate that our performance goals are set at challenging levels. Only one NEO received an annual cash incentive award for fiscal 2012 that paid out at above-target levels; the other four received payouts at below target levels. The CEO received a cash incentive award payout at 77% of target, and the four other NEOs received cash incentive award payouts ranging from 36% to 157% of target.

•	We have stock ownership requirements for our NEOs.

•	We employ our NEOs “at will” without guaranteed employment, severance or change in control agreements.

•	We generally do not pay any material perquisites to our NEOs other than costs associated with relocation to a foreign jurisdiction at Jabil’s request.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Jabil’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This vote is advisory, and therefore not binding on Jabil, the Compensation Committee or the Board of Directors. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

We currently hold our say-on-pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur no later than the January 2018 annual meeting of stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

AN AMENDMENT OF THE 2011 STOCK AWARD AND INCENTIVE PLAN

TO INCREASE SHARES AVAILABLE FOR ISSUANCE

The Jabil 2011 Stock Award and Incentive Plan (the “Stock Incentive Plan”) was adopted by the Board of Directors in October 2010 and approved by the stockholders in January 2011. The Stock Incentive Plan replaced the 2002 Stock Incentive Plan, which was terminated in January 2011 immediately upon the effectiveness of the Stock Incentive Plan. The Stock Incentive Plan and the 2011 Employee Stock Purchase Plan are the only active plans under which stock rights may be granted. The Stock Incentive Plan was amended by the Compensation Committee on October 15, 2012 to make certain technical and immaterial revisions to the plan, including to allow adjustments or modifications to awards in order to fulfill the purposes of the plan or to comply with laws, allow acceptable forms of consideration for the exercise of stock options, allow greater administrative flexibility with respect to amendments to the plan and awards, and allow the Committee to adopt sub-plans for foreign subsidiaries. This amendment to the Stock Incentive Plan did not require stockholder approval. The Stock Incentive Plan provides for the granting of both “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and non-statutory stock options, as well as stock awards (including restricted stock and restricted stock units), stock appreciation rights and other stock-based and cash-based awards.

Proposal

On November 19, 2012, the Compensation Committee approved, pursuant to authority delegated to it by the Board of Directors, a second amendment to the Stock Incentive Plan, which provides for a 9,500,000 share increase in the aggregate number of shares of Jabil common stock that may be subject to future awards under the Stock Incentive Plan and which is reflected in Appendix A to this proxy, subject to stockholder approval. Therefore, this amendment will not become effective if the stockholders do not approve it.

This amendment is proposed in order to give Jabil flexibility to grant stock awards, including incentive and non-statutory stock options, restricted stock and restricted stock units, stock appreciation rights and other stock-based awards, under the Stock Incentive Plan. Jabil believes that grants of stock-based awards help to motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of Jabil. Moreover, stock-based award grants align the interests of the employees with the interests of the stockholders. When Jabil performs well, employees are rewarded along with other stockholders. Jabil believes that stock-based award grants are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand. The Board of Directors believes that the ability to grant stock-based awards will be important to Jabil’s future success by allowing it to remain competitive in attracting and retaining such key personnel.

If this amendment is approved by stockholders, the shares available for future awards will increase to 11,044,593 based on the 1,544,593 shares remaining available for grant under the Stock Incentive Plan as of October 31, 2012.

The number of shares under the Stock Incentive Plan and the 2002 Stock Incentive Plan (although no future awards may be made under the 2002 Stock Incentive Plan) as of October 31, 2012 is presented below.

Stock options/stock appreciation rights outstanding (1)	8,370,054
Nonvested restricted stock/RSU awards outstanding(2)	11,972,961
Total shares subject to outstanding awards	20,343,015

(1)	Stock options had a weighted average exercise price of $26.27 and a weighted average remaining contractual term of 2.82 years.
(2)	For those awards granted that are based on the achievement of certain performance criteria, represents the maximum number of shares that can vest.

Based on our equity compensation plans in effect and outstanding awards at October 31, 2012, if stockholders approve the amendment to the Stock Incentive Plan the total number of shares available for future issuance under the Stock Incentive Plan would be as follows:

Shares subject to outstanding awards	20,343,015
Shares available for future equity awards under the Stock Incentive Plan	11,044,593
Total shares	31,387,608
Percentage of fully-diluted outstanding shares(1)	13.4%

(1)	This percentage is based on 202,919,667 shares outstanding on November 1, 2012 plus the 31,387,608 shares issuable upon exercise of outstanding options and stock appreciation rights and settlement of restricted stock awards and RSUs (for outstanding performance-based restricted stock awards and RSUs, at the maximum level) and the newly available shares under the Stock Incentive Plan.

The closing market price per share of Jabil’s common stock as of November 1, 2012 was $17.70 per share.

Summary of the Stock Incentive Plan, As Amended, Subject to Stockholder Approval

The following summary of the Stock Incentive Plan is qualified in its entirety by the terms of the Stock Incentive Plan, a copy of which is attached to this proxy as Appendix A, as amended to reflect the amendment referenced herein,

Purpose. The purposes of the Stock Incentive Plan are to help Jabil attract and retain personnel for positions of substantial responsibility, to provide for incentive awards that appropriately reward achievement of Jabil’s goals, and to promote the success of Jabil’s business.

Awards. The Stock Incentive Plan provides for awards of incentive stock options, nonqualified stock options, stock awards (including restricted stock and restricted stock units), stock appreciation rights, other stock-based awards, and cash-based awards. The Administrator may adopt sub-plans applicable to particular foreign subsidiaries. With limited exceptions, the rules of such sub-plans may take precedence over other provisions of the Stock Incentive Plan. The ability to adopt such sub-plans will facilitate Jabil’s global compensation program.

Stock Subject to the Stock Incentive Plan. The aggregate number of shares of common stock that may be subject to awards under the Stock Incentive Plan (giving effect to the proposed 9,500,000 share increase), subject to adjustment upon a change in capitalization, is 18,350,000 shares plus certain additional shares recaptured from awards under the 2002 Stock Incentive Plan (compared to the 41,808,726 shares that were authorized for issuance pursuant to the existing 2002 Stock Incentive Plan). Such shares of common stock may be authorized, but unissued, or reacquired shares of common stock. To the extent that an award under the Stock Incentive Plan or under the 2002

Stock Incentive Plan expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery of shares to the grantee, the shares retained by or returned to Jabil will not be deemed to have been delivered and will be deemed to remain or become available under the Stock Incentive Plan, except that shares that are withheld from an award in payment of the exercise price or taxes and shares subject to a stock appreciation right not delivered upon exercise shall be deemed to be delivered for purposes of the Stock Incentive Plan and therefore will not be deemed to remain or to become available under the Stock Incentive Plan. As of October 31, 2012, a total of 7,985,073 shares were subject to outstanding equity awards under the Stock Incentive Plan (consisting of unvested restricted stock units at the maximum potential achievement). The purpose of this proposal is to increase the number of securities subject to the Stock Incentive Plan by 9,500,000 shares.

Administration. The Stock Incentive Plan may be administered by the Board of Directors or one or more committees of the Board (the “Administrator”). The Board may require that the Administrator be constituted to comply with Rule 16b-3 of the Exchange Act, Section 162(m) of the Code, or both. Subject to the other provisions of the Stock Incentive Plan, the Administrator has the power to determine the terms of each award granted, including the type of award, the exercise price of options, the number of shares subject to the award and the exercisability, vesting or settlement thereof. In accordance with applicable law, the Board may, by resolution, authorize one or more officers of Jabil to designate employees of Jabil (other than officers) to be recipients of awards and determine the number of shares to be subject to such awards.

Eligibility. The Stock Incentive Plan provides that the Administrator may grant awards to employees, consultants, and non-employee directors. The Administrator may grant incentive stock options only to employees. There are approximately 135,000 eligible employees, eight eligible non-employee directors, and an unknown number of eligible consultants in the Stock Incentive Plan. A grantee who has received a grant of an award may, if he is otherwise eligible, receive additional award grants. The Administrator selects the grantees and determines the number of shares of common stock to be subject to each award. In making such determination, the Administrator shall take into account the duties and responsibilities of the employee or consultant, or non-employee director, the value of the grantee’s services, the grantee’s potential contribution to the success of Jabil, the anticipated number of years of future service and other relevant factors. The Administrator may not grant to any grantee, in any fiscal year of Jabil, awards relating to more than 3,000,000 shares of common stock; in the case of awards subject to a performance goal, this limitation is applied in the fiscal year in which the performance goal is met. In addition, the maximum amount that a grantee may earn by satisfaction of performance goals under cash-denominated awards during any fiscal year of Jabil is $45,000,000.

Maximum Term and General Terms and Conditions of Awards. With respect to any grantee who owns stock possessing 10% or more of the voting power of all classes of stock of Jabil (a “10% Stockholder”), the maximum term of any incentive stock option granted to such grantee must not exceed five years. The term of all other awards granted under the Stock Incentive Plan may not exceed ten years, except that permissible deferrals of awards may extend beyond ten years. Each award granted under the Stock Incentive Plan is evidenced by a written or electronic agreement between the grantee and Jabil.

An award agreement may set forth the manner in which the grantee’s death, disability, or termination of continuous status as an employee or consultant or non-employee director and related events will affect the award. However, in the absence of an explicit provision in the applicable award agreement, the Stock Incentive Plan provides the default manner in which the grantee’s termination due to death or disability will affect the grantee’s awards.

With respect to a grantee’s termination due to death, the default provision in the Stock Incentive Plan provides that all of the grantee’s outstanding unvested awards will become fully vested and exercisable (as applicable) at the date of the grantee’s death; provided, however, if any of the outstanding awards are subject to performance-based forfeiture conditions immediately prior to the grantee’s death, a pro rata portion of such outstanding awards for each applicable performance measurement period (that commences before the grantee’s death and ends after the grantee’s death) will become fully vested and exercisable (as applicable), as determined by the Administrator. Any outstanding performance-based award that exceeds the pro rata portion of the grantee’s award at the grantee’s date of death will be forfeited at the grantee’s date of death.

With respect to a grantee’s termination due to disability, the default provision in the Stock Incentive Plan provides that all of the grantee’s outstanding unvested awards will become fully vested and exercisable (as applicable) at the date of the grantee’s termination; provided, however, if any of the outstanding awards are subject to performance-based forfeiture conditions immediately prior to the grantee’s termination, a pro rata portion of the grantee’s outstanding awards for each applicable performance measurement period (that commences before the grantee’s termination and ends after the grantee’s termination) will remain outstanding and be eligible to become fully vested and exercisable (as applicable) based on the actual achievement of the performance goal(s) during the applicable performance measurement period in accordance with the terms of the applicable award agreement. Any outstanding performance-based award that exceeds the pro rata portion of the grantee’s award at the grantee’s termination due to disability will be forfeited at the grantee’s termination. Except as described below, an award granted under the Stock Incentive Plan is not transferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable during the grantee’s lifetime only by the grantee. In the event of the grantee’s death, an option or stock appreciation right may be exercised by a person who acquires the right to exercise the award by bequest or inheritance. To the extent and in the manner permitted by applicable law and the Administrator, a grantee may transfer an award to certain family members and other individuals and entities, but a transfer to a third party for value is not permitted.

Options. Each option granted under the Stock Incentive Plan is subject to the following terms and conditions:

(a)	Exercise Price. The Administrator determines the exercise price of options to purchase shares of common stock at the time the options are granted. As a general rule, the exercise price of an option must be no less than 100% (110% for an incentive stock option granted to a 10% Stockholder) of the fair market value of the common stock on the date the option is granted. The Stock Incentive Plan provides exceptions for certain options granted in connection with an acquisition by Jabil of another corporation. For so long as Jabil’s common stock is traded on the NYSE, the fair market value of a share of common stock shall be the closing sales price for such stock as quoted on such system on the date of determination of such fair market value or, if no closing sales price for such day is reported, on the latest previous trading day. This definition of fair market value also applies for other purposes under the Stock Incentive Plan.

(b)	Exercise of the Option. Each award agreement specifies the term of the option and the date when the option is to become exercisable. The terms of such vesting are determined by the Administrator. An option is exercised by giving written or electronic notice of exercise to Jabil, specifying the number of full shares of common stock to be purchased and by tendering full payment of the purchase price to Jabil.

(c)	Form of Consideration. The consideration to be paid for the shares of common stock issued upon exercise of an option is determined by the Administrator and set forth in the award agreement. Except as otherwise determined by the Administrator, the acceptable form of consideration when exercising an option may consist of any combination of cash, personal check, wire transfer, other shares of Jabil’s common stock, net exercise, any combination thereof, or any other legally permissible form of consideration as may be provided in the Stock Incentive Plan and the award agreement. Promissory notes can be a permitted form of consideration, except as limited by law; however, legal restrictions generally will not allow executive officers to pay consideration in the form of promissory notes.

(d)	Value Limitation. If the aggregate fair market value of all shares of common stock subject to a grantee’s incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonqualified options. For this purpose, fair market value is determined as of the grant date.

(e)	Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the Stock Incentive Plan as may be determined by the Administrator. Shares of common stock covered by options which have terminated and which were not exercised prior to termination will be returned to the Stock Incentive Plan.

Stock Appreciation Rights. The exercise of a stock appreciation right will entitle the grantee to receive the excess of the fair market value of a share of common stock on the date of exercise over the base price for each share of common stock with respect to which the stock appreciation right is exercised. The base price of a stock appreciation right must be no less than 100% of the fair market value of the common stock on the date the stock appreciation right is granted. Payment upon exercise of a stock appreciation right may be in cash, shares of common stock or a combination of cash and shares of common stock. Stock appreciation rights may be exercised by the delivery to Jabil of a written or electronic notice of exercise.

Stock Awards. A stock award may be made in shares or in units representing rights to receive shares. The award agreement will set forth the conditions, if any, which will need to be timely satisfied before the stock award will be vested and settled and the conditions, if any, under which the grantee’s interest in the related shares or units will be forfeited. Any such conditions for effectiveness or vesting may be based upon the passage of time and continued service by the grantee, or the achievement of specified performance objectives, or both time-based and performance-based conditions. A stock award made in shares that are subject to forfeiture conditions and/or other restrictions may be designated as an award of restricted stock, and a stock award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an award of restricted stock units. An award of restricted stock generally entitles the grantee to dividend, voting and other ownership rights during the period in which the award is subject to forfeiture conditions. However, in the case of restricted stock that is conditioned on the attainment of performance goals, the grantee will not receive payment of any dividends unless and until the restricted stock becomes vested. A grantee generally will not have any rights as a stockholder with respect to shares underlying an award of restricted stock units until such time, if any, as the underlying shares are actually issued to the grantee. The Administrator may provide in a restricted stock unit award agreement for the payment of dividend equivalents to the grantee at such times as paid to stockholders generally or at the time of vesting or other payout of the restricted stock units. However, in the case of such an award that is conditioned on the attainment of performance goals, the grantee will not receive payment of any dividend equivalents unless and not earlier than such time as the restricted stock units have become vested.

Other Stock-Based Awards and Cash-Based Awards. The Administrator may grant other stock-based awards in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as the Administrator determines in its discretion. Other stock-based awards may be denominated in cash, in Jabil common stock or other securities, in units, in securities or debentures convertible into common stock, or in any combination of the foregoing, and may be paid in cash, in Jabil common stock or other securities, or in any combination of the foregoing, all as determined in the discretion of the Administrator. The Administrator may also grant cash-based awards in such amounts and upon such terms, which may include performance conditions, and at any time and from time to time, as shall be determined by the Administrator and set forth in an award agreement.

Code Section 162(m) Provisions. For awards that are intended to qualify for an exemption from the limit on tax deductibility under Code Section 162(m), the Compensation Committee must act as the Administrator. If the Committee designates an award as subject to the Code Section 162(m) provisions of the Stock Incentive Plan, then the lapsing of restrictions on the award and the distribution of shares or payment, as applicable, shall be subject to satisfaction of one, or more than one, objective performance goal(s). The Committee shall determine the performance goal(s) that will be applied with respect to each such award at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance goal(s) relate (or 25% of the specified performance measurement period if such period is less than one year). The performance criteria applicable to such awards will be one or more of the following criteria: stock price; market share; sales, including to specified market segments or targeted customers; earnings per share, core earnings per share variations thereof; return on equity; costs; revenue; cash to cash cycle; days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on net assets; return on sales; inventory turns; invested capital, including completion of a specified capital-raising transaction; net operating profit after tax; return on invested capital; total stockholder return; earnings; return on equity or average shareowners’ equity; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios; market performance; completion of a specified acquisition or disposition; bookings; business divestitures and acquisitions; cash position; contribution margin; customer renewals; customer retention rates; earnings before interest and taxes; EBITDA; employee satisfaction; expenses; gross profit dollars; growth in bookings; growth in revenues; net profit; net sales; new product development; number of customers; productivity; operating cash flow; operating expenses; product defect measures; product release timelines; productivity; research and development milestones; revenue growth; time to market; working capital; or such similarly objectively determinable financial or other measures as may be adopted by the Compensation Committee.

The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The targeted level or levels of performance may be established in terms of company-wide objectives or objectives that are related to the performance of the individual grantee or the subsidiary, division, department or function within Jabil or the subsidiary in which the grantee is employed. The specified performance measurement period(s) may be annual, multi-year, quarterly, or of any other duration determined by the Compensation Committee. The Committee may specify that performance will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period. Performance goals need not be based on audited financial results. Prior to the payment of any award intended to be exempt under Code Section 162(m), the Compensation Committee will certify in writing that the performance goal(s) applicable to such award were met.

Adjustment upon Changes in Capitalization. In the event of changes in the outstanding stock of Jabil by reason of any stock splits, reverse stock splits, stock dividends, or other change in the capital structure of Jabil or extraordinary dividend, spinoff, or similar event affecting the value of Jabil’s common stock, an appropriate adjustment will be made by the Board of Directors in: (i) the number of shares of common stock subject to the Stock Incentive Plan, (ii) the number of shares of common stock subject to any award outstanding under the Stock Incentive Plan, (iii) the exercise price of any such outstanding award, (iv) any share-based performance condition, and (v) the annual per-person limitation on equity awards. The determination of the Board of Directors as to which adjustments shall be made shall be conclusive.

Change in Control. Unless otherwise provided in an award agreement, the following provisions shall apply to outstanding awards in the event of a change in control of Jabil.

(a)	Continuation, Assumption, or Replacement of Outstanding Awards. The surviving or successor entity may continue, assume, or replace all or some awards outstanding as of the date of the change in control, and such awards or replacements therefore shall remain outstanding and be governed by their respective terms. If the grantee’s continuous status as an employee or consultant or non-employee director does not terminate prior to the first anniversary of the date of the change in control (the “Change in Control Anniversary”), then on the Change in Control Anniversary:

(i)	all of the grantee’s continued, assumed, or replaced outstanding options and stock appreciation rights that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms,

(ii)	all of the grantee’s continued, assumed, or replaced unvested stock awards and other stock-based awards will become immediately fully vested and non-forfeitable; and

(iii)	any performance objectives applicable to the grantee’s continued, assumed, or replaced unvested awards for performance measurement periods not yet ended at the date of the Change in Control Anniversary will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the Change in Control Anniversary (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the award.

If the grantee’s continuous status as an employee or consultant or non-employee director terminates prior to the Change in Control Anniversary as a result of termination by Jabil without cause or resignation by the grantee for good reason, then on the date of termination:

(i)	all of the grantee’s outstanding continued, assumed, or replaced options and stock appreciation rights that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms,

(ii)	all of the grantee’s continued, assumed, or replaced unvested stock awards and other stock-based awards will become immediately fully vested and non-forfeitable; and

(iii)	any performance objectives applicable to the grantee’s unvested continued, assumed, or replaced awards for performance measurement periods not yet ended at the date of termination will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the date of termination (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the award.

(b)	Acceleration of Awards. If and to the extent that outstanding awards are not continued, assumed or replaced in connection with a change in control, then:

(i)	outstanding options and stock appreciation rights issued to the grantee that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms,

(ii)	all unvested stock awards and other stock-based awards will become immediately fully vested and non-forfeitable; and

(iii)	any performance objectives for performance measurement periods not yet ended at the date of the change in control will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the change in control (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the award.

The Administrator in its discretion may terminate some or all of such outstanding awards, in whole or in part, as of the effective time of the change in control in exchange for payments to the holders. The payment for any award or portion thereof terminated shall be in an amount equal to the excess, if any, of (x) the fair market value of the consideration that would otherwise be received in the change in control for the number of shares subject to the award or portion thereof being terminated, or, if no consideration is to be received by Jabil’s stockholders in the change in control, the fair market value of such number of shares immediately prior to the effective date of the change in control, over (y) the aggregate option price or base price (if any) for the shares subject to the award or portion thereof being terminated. If there is no excess, the award may be terminated without payment. Any payment shall be made in such form, on such terms and subject to such conditions as the Administrator determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to Jabil’s stockholders in connection with the change in control, and may include subjecting such payments to vesting conditions comparable to those of the award surrendered.

Restriction on Repricing. The Stock Incentive Plan includes a restriction providing that, without stockholder approval, Jabil will not amend or replace options or stock appreciation rights previously granted under the Stock Incentive Plan in a transaction that constitutes a “repricing.” For this purpose, a “repricing” is defined as amending the terms of an option or stock appreciation right after it is granted to lower its exercise or base price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option or stock appreciation right at a time when its exercise price or base price is equal to or greater than the fair market value of the underlying stock in exchange for another option, stock appreciation right, restricted stock, other equity, cash or other property, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or stock appreciation right to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

Amendment and Termination of the Stock Incentive Plan. The Board may at any time amend, alter, suspend or terminate the Stock Incentive Plan. The Compensation Committee may amend, alter, suspend or terminate the Stock Incentive Plan so long as such action complies with applicable law, except that any amendment to be presented to the stockholders for approval must first be approved by the Board. The Administrator may at any time amend, alter, suspend or terminate an outstanding award. Jabil will obtain stockholder approval of any amendment to the Stock Incentive Plan in such a manner and to such a degree as is necessary and desirable to comply with any applicable law or regulation, including the requirements of any exchange on which the common stock is listed or quoted. Under these laws and regulations, however, stockholder approval will not necessarily be required for all amendments which might increase the cost of the Stock Incentive Plan or broaden eligibility. No amendment, alteration, suspension or termination of the Stock Incentive Plan or an outstanding award will materially impair the rights of any grantee, unless mutually agreed otherwise between the grantee and Jabil, or impose any additional obligation on Jabil or right on the grantee, unless agreed by Jabil. In any event, the Stock Incentive Plan will terminate in October 2020. Any awards outstanding under the Stock Incentive Plan at the time of its termination will remain outstanding until they expire by their terms.

Federal Tax Information

Pursuant to the Stock Incentive Plan, Jabil may grant “incentive stock options,” as defined in Section 422 of the Code, nonqualified options, stock appreciation rights, stock awards, other stock-based awards, and cash-based awards.

A grantee who receives an incentive stock option grant will not recognize any taxable income either at the time of grant or exercise of the option, although the exercise may subject the grantee to the alternative minimum tax. Upon the sale or other disposition of the shares more than two years after the grant of the option and one year after the exercise of the option, any gain or loss will be treated as a long-term or short-term capital gain or loss, depending upon the holding period. If these holding periods are not satisfied, the grantee will recognize ordinary income at the time of sale or disposition equal to the lower of (a) the fair market of the shares at the date of the option exercise minus the exercise price or (b) the sale price of the shares minus the exercise price. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period. Jabil will be entitled to a deduction in the same amount as the ordinary income recognized by the grantee.

All options that do not qualify as incentive stock options are referred to as nonqualified options. A grantee will not recognize any taxable income at the time he or she receives a nonqualified option grant. However, upon exercise of the nonqualified option, the grantee will recognize ordinary taxable income generally measured as the excess of the fair market value of the shares purchased on the date of exercise over the purchase price. Any taxable income recognized in connection with an option exercise by a grantee who is also an employee of Jabil will be subject to tax withholding by Jabil. Upon the sale of such shares by the grantee, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the holding period. Jabil will be entitled to a tax deduction in the same amount as the ordinary income recognized by the grantee with respect to shares acquired upon exercise of a nonqualified option, but no tax deduction in respect of any capital gain realized by the grantee.

With respect to stock awards, stock appreciation rights, cash-based awards, and other stock-based awards, the grantee generally will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares of common stock received. Except as discussed below, Jabil will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the participant.

Any award that is deemed to be a deferral arrangement (that is, not excluded or exempted under the tax regulations) will be subject to Code Section 409A. Elections by the grantee to defer compensation under such awards and the timing of distributions relating to such awards must meet requirements under Code Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the grantee.

As discussed above, we intend that options and stock appreciation rights and awards to certain employees conditioned upon achievement of performance goals will qualify as “performance-based” compensation that will be fully tax deductible by Jabil. A number of requirements must be met in order for particular compensation to qualify under Code Section 162(m), so there can be no assurance that such compensation under the Stock Incentive Plan will be fully deductible under all circumstances. In addition, other awards under the Stock Incentive Plan, such as non-performance-based restricted stock and restricted stock units, generally will not qualify, so that compensation paid to certain executives in connection with such awards, to the extent it and other compensation subject to Section 162(m)’s deductibility limit exceed $1,000,000 in a given year, may not be deductible by Jabil as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Code Section 280G.

The foregoing is only a summary of the effect of federal income taxation upon the grantee and Jabil with respect to the grant, vesting and exercise of awards under the Stock Incentive Plan, does not purport to be complete, and does not discuss the other tax consequences, including estate and gift taxation, Social Security and Medicare taxes, excise taxes and consequences under the tax laws of any municipality, state or foreign country in which a grantee may reside.

New Plan Benefits

All awards under the Stock Incentive Plan are made at the discretion of the Administrator. Therefore, the benefits and amounts that will be received or allocated under the Stock Incentive Plan in the future are not determinable at this time.

Recommendation of the Board of Directors

The Board of Directors believes that it is in the best interests of Jabil to provide employees, directors and consultants with the opportunity to acquire an ownership interest in Jabil through their participation in the Stock Incentive Plan and thereby encourage them to remain in Jabil’s employ or service and more closely align their interests with those of the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 5

TRANSACTION OF SUCH OTHER BUSINESS

AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY

ADJOURNMENT THEREOF

The Board does not know of any matter for action by stockholders at the Annual Meeting other than Proposals 1, 2, 3, and 4. The enclosed proxy card, however, will confer discretionary authority to the persons named in the proxy card (Robert L. Paver and Forbes I.J. Alexander, or either of them) with respect to matters which are unknown at the date of printing this proxy statement and which may properly come before the meeting (including any adjournment thereof). Messrs. Paver and Alexander intend to vote on any such matter in accordance with his or their judgment on such matter.

Recommendation of the Board of Directors

The Board of Directors believes that it is in Jabil’s best interests to authorize Messrs. Paver and Alexander to vote on any matters which are unknown at the date of printing this proxy statement and which may properly come before the Annual Meeting (including any adjournment thereof).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In each of the last three fiscal years, Jabil has delivered company record financial performance and total stockholder returns that outperform the S&P 500 Index. We continue to produce solid financial and operating results while operating in a weak global macroeconomic environment. We have been able to grow in targeted markets where many in our industry have contracted. Highlights for fiscal 2012 include the following:

•	Jabil’s one-year and three-year total shareholder return (“TSR”) of 37.2% and 118.8% respectively significantly outpaced the S&P 500 Index one-year and three-year TSR of 18.0% and 46.7%.

•	Net revenue for three consecutive years has been the highest in Jabil’s history, at $17.2 billion for fiscal 2012.

•	Operating income was $621.9 million, a 7% increase over the prior year.

•	Net income for fiscal 2012 was $394.7 million, a 4% increase over the prior year.

•	Return on invested capital (“ROIC”) at 22% continues to exceed our weighted average cost of capital.

•	Due, in our opinion, to a strong balance sheet, we returned $136 million in capital to stockholders through dividends and share-repurchases.

We believe that our executive compensation program effectively motivates our executives to influence the achievement of the financial and operating results outlined above. The compensation program focuses on promoting Jabil’s short and long-term success while increasing stockholder value. Executives are incented to execute on a strategy that focuses on earnings growth, increasing profit margin and return on invested capital, as well as improvements in other financial and operating metrics (as discussed further below, annual cash incentives are based upon core, rather than GAAP, metrics). A majority of compensation is at risk. The Compensation Committee believes that the compensation strategy is driving the behaviors that will continue to produce value for our stockholders and that the management team has been effectively executing Jabil’s strategic plan.

Fiscal 2012 Compensation Program

Fiscal 2012 compensation levels and performance goals for the NEOs were set in the fall of 2011 under continued challenging economic conditions in many regions around the world. The philosophies underlying the fiscal 2012 compensation program did not change from the prior year - that compensation should be closely linked to company performance, motivate the executives to implement our business strategy, reward actual results achieved, and emphasize the achievement of stockholder value. A significant portion of each NEO’s compensation package contains long-term equity incentives, which give the NEOs a considerable stake in delivering stockholder value.

The specific annual cash incentive awards for the NEOs were to be earned based on the achievement of a combination of the following corporate metrics: core operating income, core operating profit margin, core ROIC, and, for the NEOs responsible for a specific division, days in inventory and net ROIC. The Committee believes these metrics are key in implementing short and long-term strategic plans and in measuring the executives’ progress and that our executives’ performance can directly impact the results of these metrics.

The NEOs’ performance-based equity incentive awards granted in fiscal 2012 will vest, if at all, based on cumulative core earnings per share (“EPS”) over a multi-year period. The threshold, target and maximum performance levels were set at what the Compensation Committee believed ranged from a moderate to a high degree of difficulty. In addition to performance-based equity compensation, the Committee awarded time-based restricted stock units (“RSUs”) as a component of long-term equity compensation to attract and retain talent. Two-thirds of equity awards granted to NEOs in fiscal 2012 were designed to vest based upon long-term financial performance.

Pay for Performance Philosophy

One of our core philosophies is to pay for performance. We believe that the following charts and tables are helpful in illustrating that the actual compensation we have paid to our executives reflects this philosophy. These tables supplement the information in the Summary Compensation Table, the Grants of Plan-Based Awards in Fiscal 2012 Table, and the Outstanding Equity Awards at 2012 Fiscal Year End Table.

The following chart illustrates how our NEOs’ compensation ties to Jabil’s financial performance over a period of several years. The compensation values in this chart are those set forth in the Summary Compensation Table, excluding “All Other Compensation” (salaries plus actual cash incentives received plus the grant date value of equity awards).

Financial and operational performance in fiscal 2012 resulted in cash payouts to the NEOs under the annual cash incentive program ranging from 36% to 157% of the applicable target levels. We believe this range is a direct result of our philosophy of holding executives accountable for the particular line of business for which they are responsible. Table 1 illustrates the targeted versus actual payout of the performance-based annual cash incentives to the NEOs over the previous six fiscal years:

TABLE 1: ANNUAL CASH INCENTIVE ACHIEVEMENT HISTORY

NEO	Fiscal Year	Cash Incentives Actual Payout Against Target
Timothy L. Main Chief Executive Officer, President	2012	77.2%
	2011	129.2%
	2010	200.0%
	2009	36.1%
	2008	11.6%
	2007	31.4%
Forbes I.J. Alexander	2012	77.2%
Chief Financial Officer	2011	129.2%
	2010	200.0%
	2009	36.1%
	2008	11.6%
	2007	31.4%

NEO	Fiscal Year	Cash Incentives Actual Payout Against Target
Mark T. Mondello	2012	77.2%
Chief Operating Officer	2011	129.2%
	2010	200.0%
	2009	36.1%
	2008	11.6%
	2007	31.4%
William D. Muir, Jr.	2012	36.3%
Executive Vice President, Chief Executive Officer,	2011	92.3%
Global Manufacturing Services	2010	200.0%
	2009	33.7%
	2008	10.3%
	2007	39.2%
Hwai Hai Chiang (1) Executive Vice President, Chief Executive Officer, Materials Technology Services	2012	156.8%

(1)	Mr. Chiang became a NEO in fiscal 2012.

Table 2 shows the achievement levels for performance-based awards over the last several years and that the actual value being delivered to the NEOs in the form of performance-based equity compensation has varied over these years.

TABLE 2: PERFORMANCE-BASED AWARDS ACHIEVEMENT HISTORY

Performance Measures
Fiscal Year	CAGR of Core EPS or Cumulative Core EPS (1) (2)	Jabil TSR vs. S&P 500 (1)	Fiscal 2011 Core Operating Profit Margin (3)
2007	0% vested	N/A	N/A
2008	150% vested	0% vested for the 1st and 3rd performance periods 50% vested for the 2nd performance period	N/A
2009	200% vested	0% vested for the1st and 2nd performance periods 50% for the 3rd performance period	N/A
20% vested for the 1st performance period 50% for the 2nd performance period
2010	200% vested	30% for the 3rd performance period	N/A
2011	3-year performance period remains open	N/A	100% vested
2012	3-year performance period remains open	N/A	N/A

(1)	These terms are defined and explained in detail in “Financial/Operational Goals of Performance Metrics – Definitions for Equity Incentive Metrics.”
(2)	In fiscal 2011 and 2012, cumulative core EPS replaced core EPS Compound Annual Growth Rate (CAGR) as the performance metric.
(3)	To focus NEOs on corporate core operating profit margin during an uncertain global economic environment, a one-time grant of performance-based RSUs was awarded with vesting based upon fiscal 2011 core operating profit margin.

Table 3 summarizes all of the outstanding option awards and stock appreciation rights owned by the NEOs as of fiscal year end. The closing price of $22.78 at the end of fiscal 2012 was below the weighted average exercise prices of these grants, except in Mr. Chiang’s case.

TABLE 3: OPTION AND SAR VALUES

NEO	Number of Securities Underlying Options/SARs Held at FYE (1) (#)	Weighted Average Exercise Price at FYE ($)	Market Value at FYE ($22.78/share) ($)	Realized Value of Option/SAR Exercises During FY2012 ($)
Main	592,000	27.22	45,140	1,421,811
Alexander	229,300	26.53	18,300	118,423
Mondello	485,063	24.28	815,715	61,353
Muir	287,642	23.15	663,552	0
Chiang	25,760	21.88	24,400	0

(1)	Includes outstanding incentive stock options, nonqualified stock options and stock appreciation rights awarded since fiscal 2002, both exercisable and unexercisable. The numbers shown are an aggregate of those shown in the Option Awards columns in the Outstanding Equity Awards at 2012 Fiscal Year End Table.

We believe the above information shows our emphasis on at-risk, performance-based compensation that is payable based on significant performance against pre-determined goals that the Compensation Committee intends to be challenging. The financial results that were achieved during fiscal 2012 occurred during a time of continuing significant macroeconomic challenges in the global economy. Jabil has continued to deliver increasing core operating income and net revenue, consistent core ROIC performance, and total stockholder return that significantly exceeded the S&P 500 in both one-year and three-year performance periods, which we believe validates our long-term strategy and demonstrates that the NEOs are making significant contributions to the success of Jabil. We believe that the management team’s efforts are enabling Jabil to continue to build its significant presence in markets such as industrial, healthcare, aftermarket services, and materials technology, and further enabling Jabil to continue to diversify its business and sources of income in an effort to mitigate risk to its financial results.

Guiding Principles of the Executive Compensation Program

Annually, the Compensation Committee reviews its executive compensation philosophies which guide decisions regarding the executive compensation program. At the core of Jabil’s compensation philosophies is the recognition that Jabil’s executives play a key role in creating long-term stockholder value. The following table shows each of the guiding principles of the executive compensation program, the rationale for each principle and the elements of compensation that align with each principle:

Guiding Principles	Rationale	Elements of Compensation
Alignment with Stockholders’ Interests

We seek to provide an appropriate link between compensation and the creation of long-term stockholder value. Executives’ interests are more directly aligned with the interests of our stockholders when the compensation program:

•       emphasizes long-term financial performance, business objectives and the strategic focus of our businesses;

•       is significantly impacted by the value of our stock; and

•       results in a continuing significant ownership of our stock.

Equity incentives

Guiding Principles	Rationale	Elements of Compensation
Pay for Performance	An effective way to reach short- and long-term financial and strategic objectives is to make a majority of an executive’s overall target compensation dependent on the achievement of such objectives and on the performance of our stock. The portion of an executive’s total compensation that varies with performance and the particular financial and operational incentive metrics should be a function of the executive’s responsibilities and ability to drive and influence results. As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation relative to the executive’s base salary. While total compensation should be both competitive and tied to achievement of financial and strategic objectives, performance that exceeds target should be appropriately rewarded.	Annual cash incentives and performance- based equity incentives

Competitiveness	To attract highly qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, compensation must be competitive and reflect the value of each executive’s position in the market and within Jabil.	Salary, annual cash incentives, equity incentives

Elements of the Executive Compensation Program

The Compensation Committee believes that the elements of the executive compensation program further our guiding principles. The following table summarizes the major elements of Jabil’s executive compensation program and the purposes and values in using these elements:

Element	Purposes and Values
Salaries

•       Provide a minimum fixed amount of compensation.

•       Reflect an officer’s experience, business judgment, scope of responsibility, impact upon the organization and role in developing and implementing overall business strategy.

•       Recognize individual performance.

•       Are reviewed on a periodic basis and compared with salaries of comparable executives in the peer group and in compensation surveys.

Cash Incentives

•       Communicate strategic priorities and identify key financial and business objectives.

•       Motivate achievement of short-term or long-term objectives.

•       Are 100% at-risk, most of which have a minimum financial or operational threshold that must be achieved to receive any payout.

•       Target bonus opportunity payouts (as a percentage of salary) are compared with target bonus opportunity payouts (as a percentage of salary) of comparable executives in the peer group and in compensation surveys.

•       Result in achievement that is variable, measured against a mix of multiple defined targets, with payouts ranging, in most cases, from 0% (below threshold performance) to a maximum of 200% of target payout.

•       Align chosen financial and other measures to an individual’s scope of influence.

Equity Incentives

•       Motivate attainment of long-term financial goals and incent managerial action intended to increase long-term stock price appreciation.

•       Special equity awards may occur to promote a short-term focus on a specific financial objective, provided such short-term equity awards are infrequent.

•       Align executive’s interests with those of our stockholders, particularly when combined with our executive stock ownership requirements.

•       Ensure majority of grants are at-risk and are tied to financial performance.

•       Reward long-term service and promote retention with vesting schedules that generally span several years.

•       The grant-date value of equity incentives is influenced by market data of comparable executives in the peer group and in compensation surveys.

Balance of Elements. The Compensation Committee views all of the compensation elements together to set each NEO’s total compensation each fiscal year. The allocation among elements varies for each NEO to reflect the differences in responsibilities among the NEOs. In addition, the Committee balances the compensation elements to motivate each NEO to achieve both long-term and short-term objectives. For our executives, this balance is typically attained by relying more heavily on equity awards, as we believe this element has the strongest alignment to the achievement of stockholder value over the long term. The Committee’s philosophy is that the cash incentives’ performance metric targets should appropriately balance the objectives of being challenging and motivating. Threshold and target levels are carefully established, and maximum achievement and payout levels are set as a way to avoid incenting unnecessary risk-taking. See also the discussion regarding compensation risks at “Risks in Compensation Practices.”

The Executive Compensation Process

Jabil’s executive compensation program is administered and overseen by the Compensation Committee with assistance from management and a compensation consultant selected and retained by the Committee. Generally, compensation amounts, metrics and vesting criteria are determined by analyzing, among other things, compensation data and pay practices from Jabil’s peer group and broader compensation survey information, financial and strategic goals, and/or historical compensation data. Typically, annual salaries, cash incentive payout targets, metrics, goals and weightings, and equity incentive awards and performance goals for each fiscal year are set and awarded following the end of the previous fiscal year when data regarding the previous fiscal year’s performance is available. In addition, the Committee solicits the opinions of the other Board members, considers outside counsel’s legal advice, reviews ratings information from proxy advisory services, and inquires regarding the accounting and tax treatment for the compensation program.

Role of Compensation Consultant. The Compensation Committee has the sole authority to hire, and to dismiss, its compensation consultant. Reports and advice from the consultant may be requested by the Committee and are shared with the Board and management at the Committee’s discretion. The Committee has engaged Steven Hall & Partners (“SH&P”) as its independent compensation consultant since March 2010. The types of services performed by SH&P during fiscal 2012 included attending all Committee meetings, either in person or telephonically, reviewing and validating the peer group, advising on design and implementation of incentive and equity plans, advising on prevailing equity grant practices, providing data regarding prevalent compensation practices and levels of pay, commenting on compensation-related disclosure, reviewing and commenting on the compensation philosophy, providing updates on regulatory and legislative changes impacting executive compensation, and facilitating the CEO evaluation and performance review process. SH&P has access to management, and interacts with management to gather compensation and performance information regarding Jabil, to develop concepts relating to potential compensation program designs, to ensure that compensation programs are administered in accordance with the decisions of the Committee and disclosed with high levels of transparency, and to ensure that accurate and timely information is presented to the Committee by SH&P and management. The Committee considers SH&P to be independent because SH&P performed no services for Jabil’s management.

Role of Management. Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Executive Vice President Human Development, Human Resources collectively make a recommendation to the Compensation Committee regarding compensation elements and amounts, and performance measures and targets for our executive incentive compensation programs (except for the CEO). This collective recommendation is based upon: (i) an annual performance review process, including assessment of the achievement of established financial and strategic business objectives and other accomplishments; (ii) Jabil’s annual operating and strategic plans, targeted earnings, and overall and group financial performance; (iii) market data for relevant companies, which includes peer group data and broader compensation survey data; (iv) the executives’ expected contributions in light of the responsibilities inherent in his or her position; and/or (v) guidelines established by institutional investors and proxy advisory firms.

Role of Compensation Committee. The Compensation Committee sets policies and gives direction to management on all material aspects of the executive compensation program. The Committee Charter, posted on our website at www.jabil.com, sets forth the Committee’s responsibilities. The key goals of the compensation program are balanced with market data and Jabil’s financial planning and expectations to determine each executive’s compensation. The Committee makes compensation decisions for the NEOs for each of the compensation elements, establishes the short- and long-term financial metrics, weighting and targets, and grants equity incentive awards. In making these decisions, the Committee reviews: (i) management’s recommended amounts for each element of pay, and recommended performance metrics and targets for our incentive compensation programs; (ii) data and advice provided by the compensation consultant, including peer group and compensation survey data; (iii) the compensation history of each executive; (iv) the financial performance of Jabil’s various operating segments; and/or (v) guidelines established by institutional investors and proxy advisory firms.

Following the conclusion of fiscal 2012, the Compensation Committee met in executive session to conduct a performance review of our CEO. This review coincided with the announcement of Mr. Main’s retirement as CEO in March of 2013 and considered Mr. Main’s substantial accomplishments during his tenure. The Committee evaluated the CEO’s overall performance and other accomplishments, taking into consideration Jabil’s financial performance relative to peers and industry performance, as well as confidential input from other directors.

Competitive Benchmarking. The Compensation Committee periodically reviews compensation data and pay practices from both Jabil’s peer group and broader compensation survey data as part of its decision-making process. While the Committee reviews compensation data with a view to confirming that a given executive’s compensation is competitive, it retains discretion in setting an executive’s compensation. As a result, compensation for an executive may differ materially from the peer group or survey data and is influenced by factors including past performance, experience, position, tenure, individual and organizational factors, retention needs and other factors. The Committee has adopted a target total cash compensation philosophy of setting opportunities such that NEO target total cash compensation (including annual salary and targeted annual cash incentive payout) approximates the market median of the companies in the peer group and survey data if target performance is achieved. The Committee does not consider actual performance of the peer group companies when setting NEO compensation. Rather, it compares NEO total cash compensation payout opportunities at the target performance level to the target payout opportunities of comparable NEO positions at peer group companies when it establishes target total cash compensation at the beginning of the fiscal year. However, actual total cash compensation may range from below-the-market 25th percentile at the low end, to at or above-the-market 75th percentile at the high end depending on the actual level of financial performance achieved relative to pre-established goals. Long-term incentive equity awards granted to executives are made on a case-by-case basis and consider market data, financial performance, individual performance and potential, and aggregate share usage. The Committee also considers benchmarking information regarding competitive levels of total direct compensation (the sum of target total cash and long-term equity incentives) to provide context for its decisions on long-term equity incentive awards.

The Compensation Committee periodically evaluates and selects companies to include in the peer group it uses to assess the competitiveness of the NEO compensation program. With guidance from the compensation consultant and input and discussion with management, the Committee considers whether the mix of companies in the peer group produces valid information for assessing the market value of our executive positions. We intend that the peer group cumulatively has the following attributes, although a given company may not have all of the attributes: business operations in the industries and businesses in which we participate, global operations, similar annual revenue, and businesses that are complex and broad and/or compete with Jabil for executive talent. In April 2011, the Committee adopted a peer group for use when setting compensation for fiscal 2012 consisting of the following companies:

•    Advanced Micro Devices

•    Applied Materials, Inc.

•    Avnet, Inc.

•    Danaher Corporation

•    Emerson Electric Company

•    Qualcomm, Inc.

•    Seagate Technology

•    Texas Instruments, Inc.

•    Tyco Electronics, Ltd.

•    Arrow Electronics, Inc

•    Celestica, Inc. (Canada)

•    EMC Corporation

•    Flextronics International

•    Sanmina-SCI Corporation (now known as Sanmina Corporation)

•    SYNNEX Corporation

•    Tech Data Corporation

•    Western Digital Corporation

This peer group is the same peer group used to set fiscal 2011 NEO target compensation. When fiscal 2012 NEO target compensation was set, Jabil’s revenue for the most recently completed fiscal year available was above the peer group median, ranking at the 58th percentile. The Committee’s consultant compared Jabil’s NEO target pay using the peer group as part of the Committee’s process to establish NEO salaries, annual incentive targets and equity incentive awards granted for fiscal 2012. The peer group NEO compensation data was supplemented by data from multiple executive compensation surveys. Some adjustments to NEO salaries and annual incentive targets were made based upon a competitive analysis using these sources of pay data. The Committee considered comparison data regarding long-term equity incentives for the NEOs as one factor, but did not strictly award grants with respect to peer group and survey data.

Setting of Salaries and Annual Cash Incentive Compensation. The Compensation Committee typically makes its decisions related to salaries and annual cash incentive targets at the start of each fiscal year. This timing allows the Committee to take into account Jabil’s financial results in the prior fiscal year and the plans and expectations regarding the current fiscal year when establishing such salaries and targets. The Committee selected the performance metrics for the fiscal 2012 annual cash incentives pursuant to the Short-Term Incentive Plan approved by stockholders in January 2011.

Equity-Based Compensation Award Practices. The annual grant cycle for grants of equity-based awards to our executives typically occurs at the start of each fiscal year following the completion and release of financial results for the preceding fiscal year, so that relevant information is available to the Compensation Committee and the market price of our common stock reflects this information. The dates for the meetings at which such grants are made are set well in advance of such meetings. The Committee may also make grants of equity awards at other times during the year due to special circumstances. We do not seek to time equity grants to take advantage of information, either positive or negative, about Jabil which has not been publicly disclosed.

In deciding the type and value of equity compensation to grant, the Compensation Committee typically considers Jabil’s financial performance, the need to retain experienced and talented employees to execute the strategies of the business, the accounting and tax impacts of the grant, the dilutive effect to the stockholders and the incentive opportunity Jabil desires to provide to the NEOs. For the fiscal 2012 equity compensation grants to our NEOs, the Committee considered Jabil’s performance, the executive’s role and responsibilities, individual performance, internal equity and the level of previous long-term incentive awards. The Committee also utilized peer group and compensation survey data to provide context for its determinations of these grants.

A majority of equity incentive awards granted to our executive officers are in the form of performance-based restricted stock or RSUs. In prior years, we have also granted performance-based restricted stock/RSU awards conditioned on the compound annual growth rate in Jabil’s core EPS over a three-year period, performance-based restricted stock awards conditioned on Jabil’s TSR relative to that of the S&P 500 during three annual measurement periods, and stock appreciation rights or stock options.

Time-based restricted stock awards or RSUs are also granted to the NEOs in order to achieve specific elements of the compensation program. We believe a simultaneous award of time-based restricted stock or RSUs with vesting over three years provides the recipient with the likelihood of long-term value, directly aligned with the stock price, and requires long-term service. This aligns with our guiding principle of creating a compensation package that is competitive, promotes retention, focuses on financial performance and balances the at-risk elements.

In October 2007, the Board of Directors adopted a stock incentive and compensation award policy. The components of the award policy are:

•	Grant timing guidelines, including requirements to pre-set dates on which awards may be granted and disclose those dates;

•

Exercise price guidelines, including a requirement that the exercise prices of stock options and stock appreciation rights generally will be no less than the closing price of a share of Jabil’s common stock on the date of grant;

•

Grant authorization guidelines, including specific deadlines for award requests by management in advance of award grant dates and prohibitions on delegation of grant authority and approval of grants by written consent; and

•	Grant implementation and miscellaneous procedural guidelines, including attendance by legal counsel at all meetings at which awards and other final compensation decisions are made.

In accordance with this policy, the Compensation Committee designates the dates on which stock incentive awards may be granted to officers, directors and employees (including new hires and promoted employees) during each fiscal year. The stock awards granted during fiscal 2012 to the NEOs were made in accordance with this policy. The dates designated by the Committee for fiscal 2013 are the dates on or about the dates on which the Committee held or will hold in-person meetings in connection with the quarterly in-person meetings of the Board during fiscal 2013: October 16, 2012 and, as currently scheduled, January 23-24, 2013, April 8-10, 2013 (because the applicable in-person Board meeting is anticipated to be held off-site, this Committee meeting will be held telephonically) and July 17-18, 2013. In the event of “special circumstances” (the determination of which is in the Committee’s discretion), the Committee may grant stock incentive awards on dates other than these designated dates.

Other Compensation Policies and Considerations

Retirement and Pension Plan, Death and Disability. Jabil does not provide qualified pension benefits to any NEO. NEOs are eligible to participate in a 401(k) Retirement Plan (“401(k) Plan”), which also includes a company matching contribution. The Compensation Committee may, in its discretion, award a bonus for the year of retirement and also may, in its discretion, pro-rate this bonus for service through the date of retirement. Eligible officers who retire receive additional time for vesting and settlement of certain equity grants. Eligibility is determined based upon the age and/or years of service of the particular officer. Unvested time-based RSUs fully vest upon termination due to death or disability. In the event of death, a pro rata portion of unvested performance-based RSUs may vest and in the event of a termination due to disability, a pro rata portion of unvested performance-based RSUs may remain outstanding and eligible for future vesting based on the actual level of achievement of the performance goals.

Severance Arrangements. Jabil’s NEOs do not have employment agreements or severance benefit agreements. Upon a termination for any reason whatsoever, the NEO will receive the pro rata portion of salary earned to the date of termination. The payment of annual cash incentive compensation is paid out if the NEO was employed during the full fiscal year, although the Compensation Committee has discretion to consider pro-rata payments on a case-by-case basis if the NEO is not employed for the full fiscal year. Vested stock options and stock appreciation rights may be exercised in accordance with the applicable award agreements. All unvested restricted stock awards are forfeited unless there is a change in control or, in the case of performance-based restricted stock awards, the NEO is retirement-eligible. Unvested RSUs are forfeited upon termination of employment unless there is a change in control or, for certain awards, the NEO is retirement-eligible, dies or becomes disabled. On a case by case basis, we have at the time of termination entered into severance pay agreements with certain officers for various reasons, including but not limited to obtaining agreements from departing employees not to compete with Jabil for specified periods of time.

Change in Control Arrangements. The NEOs do not have change in control severance agreements. Awards granted under the 2002 Stock Incentive Plan and the 2011 Stock Award and Incentive Plan (the “2011 SIP”) may vest under certain circumstances in connection with a change in control. In addition, any shares of Jabil stock that may be deferred under the nonqualified deferred compensation program are distributed upon a change in control.

In the event of a change in control, any award outstanding under the 2002 Stock Incentive Plan and the 2011 SIP will become fully vested on the earlier of (i) the applicable vesting date under the original vesting schedule, (ii) the first anniversary of the date of the change in control if the grantee has remained as an employee, consultant or non-employee director, and/or (iii) the date the grantee is terminated without cause or resigns for good reason. However, an award will not fully vest due to a change in control if the grantee is terminated for cause or resigns without good reason prior to the first anniversary of the date of such change in control.

With respect to the 2011 SIP, the above discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. In addition, under the 2011 SIP, for purposes of these accelerated vesting provisions, any performance objectives for any performance measurement period that is in process at the time of the change in control are deemed to have been achieved at the greater of target or the level actually achieved through the change in control (with similar performance assumed achieved through the remainder of the performance period).

Under the 2002 Stock Incentive Plan, in the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board of Directors has sole discretion to declare that any option or stock appreciation right will terminate as of a date fixed by the Board of Directors and give grantees the right to exercise their options or stock appreciation rights as to all or any part of the stock covered, including shares not otherwise exercisable.

In the event of a merger or the sale of substantially all of the assets of Jabil, each outstanding option and stock appreciation right under the 2002 Stock Incentive Plan will be assumed or an equivalent option and stock appreciation right will be substituted by the successor corporation, unless otherwise determined by the Board of Directors in its discretion. If such successor refuses to assume or provide a substitute for the outstanding options or stock appreciation rights, the exercisability and termination of all or some outstanding and unexercisable options and stock appreciation rights will be accelerated, unless otherwise determined by the Board of Directors in its discretion.

In the event of the acquisition by any person other than Jabil of 50% or more of Jabil’s then outstanding securities, unless otherwise determined by the Board of Directors in its discretion, all outstanding options and stock appreciation rights under the 2002 Stock Incentive Plan which are vested and exercisable will be terminated in exchange for a cash payment.

A summary of potential payments upon termination or a change in control for NEOs is set forth in the “Potential Payments Upon Termination or a Change in Control” section.

Additional Compensation Programs in Which NEOs May Participate. NEOs are eligible to participate in those programs that are also offered to a broad-based group of our employees, including the 401(k) Plan, an employee stock purchase plan that is intended to qualify for favorable tax treatment for U.S.-based employees under section 423 of the Internal Revenue Code, and welfare benefit programs such as medical and prescription coverage, dental and vision programs, short- and long-term disability insurance, group life insurance and supplemental life insurance as well as customary vacation, leave of absence and other similar policies.

Other Compensation. For fiscal 2012, the value of the other benefits comprising “All Other Compensation” to the NEOs, other than expatriate benefits to one NEO, was minimal with the value of such benefits disclosed in detail in the Summary Compensation Table under the “All Other Compensation” column and the related notes. In fiscal 2012 as in prior years, the most significant component of these other benefits are the expatriate benefits we pay to those NEOs whom we ask to relocate overseas that are intended to compensate for additional economic costs for such items as housing, transportation expenses and foreign income taxes resulting from providing services in such foreign jurisdictions. We do not take into account any such expatriate related payments when considering the competitiveness of an executive officer’s compensation.

Nonqualified Deferred Compensation. U.S. officers may participate in a nonqualified deferred compensation program to voluntarily elect to defer up to 75% of salary and up to 100% of annual cash bonus. Participant deferrals are credited by book entry to the participant’s deferral contribution account. Jabil does not make, and is not required to make, any matching contributions to this program. Jabil may, however, decide to make discretionary contributions to the program to compensate a participant for certain contributions made by Jabil that such participant does not receive under the 401(k) Plan due solely to participation in this program. Officers meeting certain criteria may also voluntarily defer receipt of stock upon vesting of RSUs.

Deferral accounts under the plan are paid out upon the participant’s termination of employment, death, or disability, or upon a determination by Jabil that a participant has suffered a financial hardship, or, if timely elected by the participant, during April of any year designated by the participant beginning with the fourth calendar year after a participant’s initial deferral election with respect to a particular deferral account. Two NEOs have participated since inception in Jabil’s nonqualified deferred compensation program. Jabil made no discretionary contributions to the accounts of NEOs for fiscal 2012. More information is shown in the “Nonqualified Deferred Compensation in Fiscal 2012” table.

Recovery of Executive Compensation. Certain of our equity award agreements contain provisions that permit Jabil to recoup the awards if the recipient breaches certain covenants or obligations under the agreement. At this time, Jabil has not established a specific policy regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. When final rules are issued pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act concerning recovery of executive compensation, the Compensation Committee intends to adopt a specific policy in accordance with the requirements of the final rules.

Insider Trading Policy. Our insider trading policy prohibits directors, employees and certain family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer or from providing such material non-public information to any person who may trade while aware of such information. Trading by our officers and directors, as well as other employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, is restricted to certain quarterly trading windows. While we do not have a policy that specifically prohibits executive officers from hedging the economic risk of stock ownership in Jabil stock, we discourage our executive officers from entering into certain types of hedges with respect to Jabil securities. In addition, federal securities laws prohibit the executive officers from selling “short” our stock.

Executive Share Ownership Requirements. In October 2010, the Compensation Committee adopted minimum share ownership requirements for Jabil’s executive officers which are expected to be met within five years of becoming an executive officer. The executive officers are expected to own a minimum dollar value of shares equal to a multiple of their respective base salaries, as follows:

Categories	Multiple of Salary
CEO	5x
COO and CFO	3x
Other executive officers	1x

Shares to be counted toward these requirements include shares owned directly or indirectly (e.g., in a trust) and unvested time-based restricted stock/RSUs. Stock ownership is reviewed by the Compensation Committee at each January annual meeting of stockholders, and the calculation for ownership value is the number of shares owned by the executive on the first trading day of January multiplied by Jabil’s average stock price for the preceding two months. All executive officers were in compliance with the share ownership requirements at the January 2012 Annual Meeting of Stockholders.

Tax Deductibility of NEO Compensation. Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to NEOs serving at fiscal year end (excluding our principal financial officer) in excess of $1 million unless it qualifies as “performance-based.” In evaluating whether to structure executive compensation components as qualified performance-based compensation and thus, tax deductible, the Compensation Committee balances the net cost to Jabil, the market for executive talent and the need to retain and motivate its NEOs. Performance-based awards granted to executive officers that may be covered under Section 162(m) are generally structured to be fully deductible. The Committee believes, however, that it is important to preserve flexibility in administering compensation programs so as to promote corporate goals. Accordingly, the Committee from time to time has approved elements of compensation that were consistent with the objectives of the executive compensation program, but that may not be fully deductible. Time-based restricted stock/RSU awards do not qualify as performance-based compensation under Section 162(m) and therefore, in some cases, can result in compensation to certain executives that is not fully tax deductible by Jabil.

Accounting for Share-Based Compensation. Before we grant share-based compensation awards, or modify previously granted awards, we consider the accounting impact of the proposed award or modification.

January 2012 Say-On-Pay Advisory Vote on Executive Compensation. We provided stockholders with a “say-on-pay” advisory vote on executive compensation during the annual meeting in January 2012. At that annual meeting of stockholders, more than 93% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs as disclosed in the proxy statement distributed in connection with that annual meeting. The Compensation Committee evaluated the results of the say-on-pay vote and in light of the substantial support for our executive compensation program, it did not make any significant changes to the executive compensation program and policies for fiscal 2012 compensation. The Committee will continue to consider the outcome of future say-on-pay votes when making future compensation decisions for the NEOs.

NEO Fiscal 2012 Compensation

NEO Total Direct Compensation Mix

The following chart illustrates the fiscal 2012 target compensation for the NEOs by element of compensation as a percentage of the NEOs’ target total direct compensation, that is, salary plus the target value of the annual cash and equity incentives. This chart assists in demonstrating our compensation philosophy that the significant majority of each NEO’s compensation be at-risk, tied to performance (both short-term and long-term) and mostly composed of equity. It reflects the mix of salary, cash and equity-based incentives at the target levels established at the beginning of fiscal 2012. “Salary” is the annual salary for the NEOs for fiscal 2012; “Target Cash Incentive” is at the target payout for fiscal 2012; and “Performance-Based Equity” and “Time-Based Equity” are the grant date fair values at target for fiscal 2012. These amounts differ from those shown in the Summary Compensation Table, which reflects actual cash incentives earned in fiscal 2012.

FISCAL 2012 MIX OF TARGET TOTAL DIRECT COMPENSATION ELEMENTS

The chart on the previous page shows that at least 60% of NEO fiscal 2012 target compensation is variable, “at-risk” compensation, which may vest above or below target levels of cash or number of shares based upon corporate and/or business group performance. Performance must exceed a specific threshold pre-established level or the elements of variable cash and/or equity compensation will have no value at the end of the performance period. Although time-based equity grants will vest at the number of shares granted, the actual value of the time-based equity at date of vest is dependent upon Jabil’s share price, which could decline during the vesting period. Therefore, over 80% of NEOs’ target compensation was linked to Jabil’s business performance and stock price performance.

Salary

All of the NEO salaries were increased in fiscal 2012 and the target annual cash incentive (as a percentage of salary) was increased for three NEOs. These adjustments were made based upon a comprehensive review of Jabil’s NEO compensation competitiveness relative to the peer group and compensation survey data. The target annual cash incentive percentages vary depending on the executive’s responsibilities and market data considerations, and we believe they demonstrate Jabil’s emphasis on at-risk compensation. Because target annual incentives are set as a percentage of salary, the increases in salary have the effect of increasing the dollar value of target annual incentives. The table below compares the fiscal 2011 and 2012 cash compensation structures.

NEO	Fiscal 2012 Salary	Fiscal 2011 Salary	% Salary Increase		Fiscal 2012 Target Annual Incentive (as a % of salary)	Fiscal 2011 Target Annual Incentive (as a % of salary)
Main	$1,100,000	$1,050,000	4.8%		150%	145%
Alexander	$575,000	$550,000	4.5%		100%	90%
Mondello	$750,000	$725,000	3.4%		120%	120%
Muir	$600,000	$555,000	8.1%		100%	90%
Chiang	$445,000	$340,000	30.9	%(1)	90%	90%

(1)	The increase reflects Mr. Chiang’s promotion to EVP, CEO Materials Technology Services in fiscal 2012.

Definitions for Cash Incentive Metrics

The following definitions are used for determining cash incentive compensation:

•	Core operating income is operating income under GAAP before amortization of intangibles, stock-based compensation expense and related charges and goodwill impairment charges.

•	Core operating profit margin is core operating income divided by net revenue (in accordance with GAAP).

•

Core ROIC is core operating income, net of tax, plus the tax effect of interest expense divided by the average total debt and stockholder’s equity balances, less the average cash and cash equivalent balance and, for compensation purposes, is calculated as the sum of the quarterly core ROIC divided by four.

•	Net ROIC is calculated as net core operating income multiplied by (1 minus the tax rate) divided by ROIC total net assets, and this metric covers the entire fiscal year.

•

Days in inventory is calculated as the inventory at the end of a quarter divided by cost of goods sold multiplied by number of days in the quarter and reflects inventory deposits held at the time of quarter-end calculation. This metric is measured for the last three quarters of the fiscal year, with an intra quarter multiplier applied to the last two quarters.

NEO Annual Cash Incentives

Selection and Weighting of Performance Measures. Each year, the Compensation Committee selects the metrics to be used to measure NEO performance. For fiscal 2012 the Committee evaluated the performance of Messrs. Main, Alexander and Mondello using a matrix that combined corporate core operating income with corporate core operating profit margin and core ROIC. In addition to those performance measurements, the performance of Mr. Chiang (the head of our Materials Technology Services group, or MTS) and Mr. Muir (the head of our Manufacturing Services group, or MS) was also evaluated using (1) a matrix that combined group core operating income with group core operating profit margin; and (2) for Mr. Chiang, his group’s net ROIC and for Mr. Muir, his group’s days in inventory.

The Compensation Committee selected each of these metrics for the following reasons:

•

The matrix combining core operating income with core operating profit margin incents the NEOs to focus on increasing corporate income through higher margin products and services, both company-wide and, with respect to Mr. Muir and Mr. Chiang, at a group level.

•	Core ROIC and net ROIC focus the NEOs on achieving an efficient return on deployed capital.

•	Because Mr. Muir’s group is responsible for a large portion of Jabil’s total sales, days in inventory incents Mr. Muir to effectively and efficiently manage inventory.

The Compensation Committee believes that these performance measures effectively motivated the NEOs to focus on growth in both revenue and profitability because the targets were challenging but obtainable, measurable, clearly understood and, in the Committee’s belief, the drivers of the creation of sustainable long-term value for our stockholders.

The Compensation Committee determined how each performance measure was weighted for the purposes of calculating each NEO’s fiscal 2012 cash incentives. The weightings vary based on each NEO’s role and area of influence. The weightings are set forth in the table below.

Weighting of Performance Metrics

	CORPORATE METRICS		GROUP METRICS
NEO	Core Op Income with Core Op Profit Margin	Core ROIC	Core Op Income with Core Op Profit Margin	Net ROIC (MTS)	Days in Inventory (MS)
Main	65%	35%	—	—	—
Alexander	65%	35%	—	—	—
Mondello	65%	35%	—	—	—
Muir	25%	10%	40% (MS)	—	25%
Chiang	25%	10%	40% (MTS)	25%	—

Determination of Incentive Targets. For each of the selected performance measures for the cash incentives, the Compensation Committee sets specific financial targets and related performance levels for fiscal 2012 early in the fiscal year. The performance metrics were selected from those authorized in the Short-Term Incentive Plan. All of these performance measures are at-risk.

The Compensation Committee then determined how the actual achievement of each of these performance metrics would translate into the calculation of each NEO’s fiscal 2012 cash incentive. The Committee chose ranges that it believed were challenging, yet attainable in a recovering, but uncertain, economic environment.

The following table shows the percentages used to calculate each NEO’s fiscal 2012 cash incentive based on the threshold, target and maximum potential achievement for each of the performance metrics. Performance below threshold for a particular metric would result in no payout to a NEO. The maximum payout, capped at 200%, recognizes superior financial performance achievement. To simplify the presentation, certain intermediate performance levels are not shown because levels for certain metrics were not determined by means of interpolation (intermediate performance levels and corresponding payouts for the “Corporate – Core ROIC” and “MTS - Net ROIC” metrics were determined by means of interpolation).

Financial/Operational Goals of Performance Metrics

Corporate Core Operating Income with Corporate Core Operating Profit Margin						Corporate Core ROIC
Threshold		Target		Max		Threshold	Target	Max
Op Income	Profit Margin	Op Income	Profit Margin	Op Income	Profit Margin
$575m	4.00%	$750m/$862.5m	4.70%/4.00%	$900m/$1,000m	4.5%/4.3%	19.0%	27.0%	32.0%
Percentage of Achievement Level Payout
28%		100%		200%		25%	100%	200%
MTS Core Operating Income with MTS Core Operating Profit Margin						MTS Net ROIC
Threshold		Target		Max		Threshold	Target	Max
Op Income	Profit Margin	Op Income	Profit Margin	Op Income	Profit Margin
$86m	6.0%	$147.5m/$225m	9.0%/6.5%	$210m/$220m	9.0%/7.5%	14.0%	20.0%	25.0%
Percentage of Achievement Level Payout
10%		100%		200%		20%	100%	200%
MS Core Operating Income with MS Core Operating Profit Margin						MS Days in Inventory*
Threshold		Target		Max		Threshold	Target	Max
Op Income	Profit Margin	Op Income	Profit Margin	Op Income	Profit Margin
$460m	3.3%	$530.8m/$650m	4.4%/3.5%	$580m/$630m	4.5%/4.0%	54 - 56 days	47 - 49 days	42 - 44 days
Percentage of Achievement Level Payout
10%		100%		200%		6%	100%	200%

*	Note that the maximum intra-quarter inventory variance must be no greater than 8% in quarters three and four to achieve target and maximum payout.

Inherent in the nature of a matrix approach to measuring payout structure, the measurements of core operating income combined with core operating profit margin may result in multiple financial performance combinations that allow similar cash incentive payouts. For example, a target payout level (100%) could occur with (a) corporate core operating income of $750 million and corporate core operating profit margin of 4.70% or (b) corporate core operating income of $862.5 million and corporate core operating profit margin of 4.00%. At certain lower levels of performance, payout for core operating income and core operating profit margin would have occurred only if the growth in U.S. GDP for the nearest four consecutive calendar quarters reported by the U.S. federal government ending prior to August 31, 2012 was less than 0.5%.

Actual Cash Incentives – The tables below show the percentage of each cash incentive performance metric that was actually achieved in fiscal 2012 as compared to the target, as certified by the Compensation Committee in September 2012, and set forth the total cash incentive value at target compared to the total cash incentive amount actually received:

	Corporate Core Operating Income with Core Operating Profit Margin		Corporate ROIC	MS Core Operating Income with Core Operating Profit Margin		MTS Core Operating Income with Core Operating Profit Margin		MS Days in Inventory*	MTS Net ROIC
PERFORMANCE LEVEL ATTAINED
	$720.0 million	4.2%	24.4%	$413.0 million	3.2%	$264.0 million	8.6%	Q2 56 Days Q3 53 Days Q4 49 Days	29.3%
ACTUAL ACHIEVEMENT AS A PERCENTAGE OF TARGET
Main	73%		85%	—		—
Alexander	73%		85%	—		—
Mondello	73%		85%	—		—
Muir	73%		85%	0%*		—		38%
Chiang	73%		85%	—		200%			200%

*	The intra-quarter inventory variance ranged from 15% to 16% in the last two quarters.

Actual Fiscal 2012 Combined Total Annual Cash Incentives Received

NEO	Targeted Incentive Amount	Actual Incentive Received*	% of Actual Payout Against Target
Main	$1,650,000	$1,273,800	77%
Alexander	$575,000	$443,900	77%
Mondello	$900,000	$694,800	77%
Muir	$600,000	$217,500	36%
Chiang	$400,500	$627,784	157%

*	The values of the fiscal 2012 actual cash incentives received also appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

NEO Equity Incentives

Definitions for Equity Incentive Metrics

The following definitions are used for determining equity incentive compensation:

•	Cumulative core EPS is adjusted core EPS up to a five-year performance period.

•

Adjusted core EPS is GAAP net income before amortization of intangibles, stock-based compensation expense and related charges and goodwill impairment charges, net of tax and deferred tax valuation allowance charges that result from the write-off of goodwill and impairment charges, divided by the weighted average number of outstanding shares determined in accordance with GAAP.

Long-Term, Equity-Based Compensation

For fiscal 2012, the Compensation Committee granted the NEOs one type of performance-based RSU award and one type of time-based RSU award, with the potential to achieve the most value placed on the performance-based grant. At the target amounts, the performance-based awards and time-based awards represented approximately 67% and 33%, respectively, of the total fair value of the fiscal 2012 equity awards. The Committee granted RSUs with accumulated dividend equivalents, which allow cash payment upon vesting of the same amount that would have been paid in dividends during the vesting period (without interest).

Performance-Based Awards. These awards are at-risk and variable and vesting is based on the achievement of cumulative core EPS over an initial three-year performance period. The cumulative core EPS target for fiscal 2012 is a 9% compound annual growth rate (“CAGR”) over the performance period. The Compensation Committee believes that measuring performance against a multi-year measurement of cumulative core EPS aligns the NEOs’ compensation with stockholders’ interests over a longer term horizon.

If cumulative core EPS at the end of the initial three-year period equals or exceeds the target goal, then the corresponding number of RSUs vest (up to 150% of the number granted) and no additional RSUs associated with the award will vest. However, if at the end of the initial three-year performance period cumulative core EPS is below the target goal, then the corresponding number of RSUs will vest (that is, less than 100% of the number granted), and the RSUs will have up to two additional years to vest only up to the target number (100%) of RSUs initially granted based upon cumulative core EPS goals that are tied to a continued 9% CAGR. We believe the additional two years of vesting (if less than 100% of the shares granted actually vest at the end of the initial three-year performance period) continue to motivate the NEOs to achieve long-term EPS growth if, among other potential causes, weak global macroeconomic conditions hamper Jabil’s core EPS during the initial performance period.

The table below illustrates the cumulative core EPS goals and corresponding threshold, target and maximum shares that could vest during the initial three-year performance period and potential subsequent performance periods. Performance results between a threshold level and target level or between a target level and maximum level are determined by means of interpolation. If less than 100% of the RSUs granted in fiscal 2012 vest at the end of the three or four year performance periods, then up to 100% may vest according to the following schedule (reduced by the number of RSUs that previously vested):

	Cumulative Core EPS Three-year Performance Period (9/1/2011 – 8/31/2014)	Percentage of Shares to Vest	Cumulative Core EPS Four-year Performance Period (9/1/2011 - 8/31/2015)	Percentage of Shares to Vest (1)	Cumulative Core EPS Five-year Performance Period (9/1/2011 - 8/31/2016)	Percentage of Shares to Vest (2)
Threshold	$7.16	20%	$9.60	20%	$12.06	20%
Target *	$8.36	100%	$11.66	100%	$15.26	100%
Maximum	$9.18	150%	N/A	N/A	N/A	N/A

*	assumes 9% CAGR core EPS
(1)	If less than 100% of the RSUs granted in fiscal 2012 vest at the end of the three-year performance period, then up to 100% may vest as set forth above (reduced by the number of RSUs that previously vested in the three-year performance period).
(2)	If less than 100% of the RSUs granted in fiscal 2012 vest at the end of the four-year performance period, then up to 100% may vest as set forth above (reduced by the number of RSUs that previously vested in the three and four-year performance periods).

For additional information relating to the terms and conditions of our performance-based awards, see the notes to the Grants of Plan-Based Awards in Fiscal Year 2012 Table.

Time-Based Awards. The time-based awards made to the NEOs for fiscal 2012 vest at the rate of 30% on the first anniversary of the date of grant, 30% on the second anniversary of the date of grant, and the remaining 40% on the third anniversary of the date of grant. The Compensation Committee believes that providing time-based awards supports our guiding principle of competitiveness and promotes retention. Additionally, the Committee believes granting time-based awards to NEOs is a common practice. Time-based awards provide superior retention value, particularly in times of macroeconomic decline. The Committee chose the graduated vesting schedule to further the goal of retention, as the greatest percentage of shares vest in the third year after the grant. Additionally, time-based awards comprise a minority of the NEOs’ fiscal 2012 target total direct compensation, ranging from 22% to 24% of the NEOs’ fiscal 2012 target total direct compensation.

CEO Compensation for Fiscal 2012

Mr. Main’s compensation package for fiscal 2012 was set in October of 2011. The Committee reviewed market data of other CEOs and sought to set our CEO’s target total direct compensation (base salary plus target annual cash incentive plus the value of equity incentive awards at date of grant) at approximately the midpoint between the median and 75th percentile of the market data. This compensation package included no pension benefits, no severance commitments, no tax gross-up commitments, and no significant perquisites. Additional items of CEO compensation are generally those available to all salaried U.S. employees (such as 401(k) matching contributions). Because many CEOs at comparable companies receive significant compensation in the form of perquisites and benefits, we believe that Mr. Main’s total remuneration opportunity likely would be comparatively lower if compensation items beyond total direct compensation were taken into account for a market comparison.

Mr. Main recently announced his retirement as CEO effective March 2013. Jabil has achieved significant growth during Mr. Main’s tenure. The Compensation Committee believes that Mr. Main has successfully led Jabil to execute a well-designed strategy of building significant market presence and diversification. Recent years have seen core operating income and net revenue at the highest levels in Jabil’s history and consistent improvements in core ROIC and core operating profit margin. Jabil’s TSR has significantly exceeded the S&P 500 in one-year and three-year performance for several years. Jabil is now the third largest electronics manufacturing services provider in revenues. In light of Jabil’s performance results, the Committee believes that Mr. Main’s compensation payouts were well-earned.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Jabil under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Jabil specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting of Stockholders and incorporated by reference in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2012.

By the Compensation Committee David M. Stout, Chair Mel S. Lavitt Lawrence J. Murphy

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for fiscal 2012, 2011 and 2010. The NEOs are our Chief Executive Officer and Chief Financial Officer, along with each of our next three most highly compensated executive officers, based upon their total compensation as reflected in the table below.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Timothy L. Main Chief Executive Officer, President	2012 2011 2010	1,100,000 1,050,000 1,000,000	6,856,557 7,277,500 5,897,000	1,273,800 1,966,309 2,900,000	2,146 0 0	9,232,503 10,293,809 9,797,000
Forbes I.J. Alexander Chief Financial Officer	2012 2011 2010	575,000 550,000 520,000	2,336,265 2,414,710 2,516,500	443,900 639,293 936,000	10,321 4,900 4,900	3,365,486 3,608,903 3,977,400
Mark T. Mondello Chief Operating Officer	2012 2011 2010	750,000 725,000 700,000	3,237,768 3,682,202 4,022,400	694,800 1,123,605 1,400,000	13,897 14,468 11,186	4,696,465 5,545,275 6,133,586
William D. Muir, Jr. Executive Vice President, Chief Executive Officer, Manufacturing Services	2012 2011 2010	600,000 555,000 500,000	2,437,976 2,619,616 2,126,920	217,500 460,789 900,000	12,224 435,465 275,148	3,267,700 4,070,870 3,802,068
Hwai Hai Chiang Executive Vice President, Chief Executive Officer, Materials Technology Services	2012	445,000	1,582,021	627,784	229,572	2,884,377

(1)	The “Salary” column reflects the salaries for the fiscal year on an accrual basis.
(2)	Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of the award pursuant to ASC 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The assumptions used for the valuations are set forth in Note 10 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012. A portion of the awards listed above are subject to performance conditions, with the grant date fair value calculated for purposes of the Stock Awards column assuming a target level of achievement. Assuming the highest level of performance conditions will be achieved, at a maximum of 200% for grants in fiscal 2010, and a maximum of 150% for the grant in fiscal 2011 and 2012, the grant date fair value for each NEO would have been as follows:

Officer	Fiscal Year	Maximum Value ($)
Main	2012	9,153,508
	2011	9,289,171
	2010	7,757,000
Alexander	2012	3,115,020
	2011	3,040,930
	2010	3,305,140
Mondello	2012	4,317,024
	2011	4,625,607
	2010	5,287,200
Muir	2012	3,250,622
	2011	3,341,828
	2010	2,793,544
Chiang	2012	2,109355

See the Grants of Plan-Based Awards in Fiscal 2012 Table and the “Compensation Discussion and Analysis” for information with respect to RSU awards made in fiscal 2012 and the Outstanding Equity Awards at 2012 Fiscal Year End Table with respect to restricted stock and RSU awards made prior to fiscal 2012. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

(3)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent annual incentive award amounts under our Annual Incentive Plan for services performed in each fiscal year including $170,730 and $188,335 deferred in fiscal 2012 by Mr. Alexander and Mr. Chiang respectively under Jabil’s Executive Deferred Compensation Plan. For additional information about our Annual Incentive Plan and these payouts see the “Compensation Discussion and Analysis” and the Grants of Plan-Based Awards in Fiscal 2012 Table.
(4)	This column does not include any cash dividends paid on shares of restricted stock held by the NEOs during fiscal 2012, as the potential value of these dividends are reflected in the grant date fair value of each of the applicable restricted stock grants that provided for such dividend payments (as calculated under ASC 718). Jabil restricts its executives’ use of corporate aircraft for personal purposes. When it does permit such use, it requires the executive to reimburse Jabil for an amount equal to or exceeding the flight’s aggregate incremental costs. As a result of such reimbursement, no perquisite disclosure is required under the SEC’s applicable disclosure rules. The following table describes the components of the “All Other Compensation” column for fiscal 2012:

Name	Jabil Contributions to 401(k) Plan	Perquisites and Other Personal Benefits		Expatriate Benefits		Total
Main	—	$2,146	(a)	—		$2,146
Alexander	$5,000	$5,321	(a)	—		$10,321
Mondello	$10,000	$3,897	(a)	—		$13,897
Muir	$10,000	$2,224	(a)			$12,224
Chiang	$9,055	—		$220,517	(b)	$229,572

a)	For Messrs. Main, Alexander, Mondello and Muir these amounts are for physical examinations. Jabil maintains a golf club membership for Mr. Main and Mr. Mondello for business purposes. If the membership is used for personal purposes, the incremental cost is paid by the user and therefore we have not included any amount in this table associated with such use.
b)	This sum is equal to the following amounts paid by Jabil to Mr. Chiang, or to some third party on behalf of Mr. Chiang, as a result of his ongoing work assignment in Singapore:

(i)	$123,183 in connection with Mr. Chiang’s housing and utilities in Singapore.

(ii)	$33,724 in order to compensate Mr. Chiang for the difference in purchasing power (COLA) between his home in California and Singapore.

(iii)	$15,161 for Mr. Chiang’s automobile and other transportation expenses in Singapore.

(iv)	$56 related to relocation.

(v)	$804 for phone usage.

(vi)	$44,239 payment on behalf of Mr. Chiang for Singapore tax assessments resulting from his providing services to Jabil in Singapore.

(vii)	$3,350 for tax preparation fees.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012

The following table provides information about cash and equity incentive compensation awarded to our NEOs in fiscal 2012, including: (1) the grant date of awards; (2) the range of possible cash payouts under our Annual Incentive Plan for fiscal 2012 performance; (3) the range of shares that may be earned under our performance-based RSU awards for achievement of pre-specified levels of performance (over the performance period as described in the “Compensation Discussion and Analysis” section of this proxy statement); (4) the number of time-based RSUs granted (which are included in the “All Other Stock Awards: Number of Shares of Stocks or Units” column); and (5) the grant date fair value of performance-based RSUs and time-based RSUs computed under ASC 718.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Type (3)	Threshold (#)	Target (#)	Maximum (#)
Main	10/20/11 10/20/11 10/20/11	444,675	1,650,000	3,300,000	EPS TBRS	47,606	238,026	357,039	117,236	4,593,902 2,262,655
Alexander	10/20/11 10/20/11 10/20/11	154,963	575,000	1,150,000	EPS TBRS	16,140	80,700	121,050	40,350	1,557,510 778,755
Mondello	10/20/11 10/20/11 10/20/11	242,550	900,000	1,800,000	EPS TBRS	22,368	111,840	167,760	55,920	2,158,512 1,079,256
Muir	10/20/11 10/20/11 10/20/11	90,000	600,000	1,200,000	EPS TBRS	16,843	84,213	126,319	42,107	1,625,311 812,665
Chiang	10/20/11 10/20/11 10/20/11	74,093	400,500	801,000	EPS TBRS	10,930	54,647	81,970	27,323	1,054,687 527,334

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our Annual Incentive Plan for achievement of pre-specified levels of performance in fiscal 2012. If performance is below threshold then no amounts will be paid. For additional information related to the annual cash incentive awards including performance goals, measures and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement. For actual annual cash incentive award payout amounts for fiscal 2012, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of performance-based RSUs granted under our 2011 Stock Award and Incentive Plan in fiscal 2012. For additional information related to the performance period, performance measures and targets, see the “Compensation Discussion and Analysis” section of this proxy statement. During the performance period, the NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an issued and outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term, Equity-Based Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(3)	The type of award refers to awards’ vesting criteria and related terms. “EPS” refers to performance awards based on cumulative core EPS targets. “TBRS” refers to time-based awards.
(4)	The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the performance- and time-based RSUs granted to the NEOs in fiscal 2012. The grant date fair value of the awards is determined under ASC 718 and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The fair value of each share underlying a performance-based award for this purpose is equal to the closing price per share of a share of our common stock on the grant date. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

The following table provides information regarding outstanding unexercised stock options (including SARs) and unvested stock awards (including RSUs) held by each of our NEOs as of August 31, 2012. Each grant of options (including SARs) or unvested stock awards (including RSUs) is shown separately for each NEO. The vesting schedule for each award of options (including SARs) is shown following this table based on the grant date.

		Option Awards (1)				Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexer- cised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
		(#)	(#)	($)		(#)(2)	($)(3)	(#)(4)	($)(5)
Main	10/2/2003	105,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	65,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	105,000	—	24.02	10/20/2014	—	—	—	—
	10/25/2005	140,000	—	30.05	10/24/2015	—	—	—	—
	10/26/2006	140,000	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	37,000	—	21.56	10/23/2017	—	—	—	—
	10/22/2009	—	—	—	—	50,000	1,139,000	177,500	4,043,450
	10/21/2010	—	—	—	—	99,167	2,259,024	283,333	6,454,326
	10/20/2011	—	—	—	—	117,236	2,670,636	238,026	5,422,232
Alexander	10/2/2003	50,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	38,537	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	45,763	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	15,000	—	21.56	10/23/2017	—	—	—	—
	10/22/2009	—	—	—	—	21,200	482,936	75,650	1,723,307
	10/21/2010	—	—	—	—	30,870	703,219	88,200	2,009,196
	10/20/2011	—	—	—	—	40,350	919,173	80,700	1,838,346
Mondello	10/17/2002	80,500	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	75,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	120,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	64,630	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	74,933	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	20,000	—	21.56	10/23/2017	—	—	—	—
	10/22/2009	—	—	—	—	34,000	774,520	121,000	2,756,380
	10/21/2010	—	—	—	—	46,506	1,059,407	132,873	3,026,847
	10/20/2011	—	—	—	—	55,920	1,273,858	111,840	2,547,715
Muir	10/17/2002	64,400	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	50,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	32,114	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	36,128	—	29.31	10/25/2016	—	—	—	—
	10/24/2007	25,000	—	21.56	10/23/2017	—	—	—	—
	10/22/2009	—	—	—	—	17,920	408,218	63,940	1,456,553
	10/21/2010	—	—	—	—	35,602	811,014	101,720	2,317,182
	10/20/2011	—	—	—	—	42,107	959,197	84,213	1,918,372
Chiang	4/24/2007	5,760	—	23.00	4/23/2017	—	—	—	—
	10/24/2007	20,000	—	21.56	10/23/2017	—	—	—	—
	10/22/2009	—	—	—	—	7,400	168,572	25,970	591,597
	10/21/2010	—	—	—	—	14,448	329,125	41,280	940,358
	10/20/2011	—	—	—	—	27,323	622,418	54,647	1,244,859

(1)	The options include incentive stock options, nonqualified stock options and SARs. The exercise or base price for all grants is the closing price of a share of our common stock on the last trading day before the date of grant, in accordance with the terms of our equity incentive plans as in effect prior to October 25, 2007. The exercise price of stock options may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” or “net settlement” procedures. All SARs are settled in shares of our common stock. In the event of termination of employment for any reason other than retirement, stock options and SARs may be exercised only to the extent they were vested on the date of termination. Stock options and SARs expire 10 years from the date of grant, subject to earlier termination if the grantee’s employment terminates in certain circumstances. In the event of termination for any reason other than retirement, death or disability, stock options and SARs may be exercised during the 30-day period following termination. In the event of death or disability, stock options and SARs remain exercisable for a period of 12 months but in no event after the stated expiration date of the award. In the event of retirement, stock options and SARs remain exercisable for a specified period of time based upon the NEO’s age and/or years of service with Jabil. The following table details the vesting schedule for stock option and SAR grants based upon the grant date.

Grant Date	Vesting
10/17/2002, 10/02/2003	Options vested at a rate of 12% after the first six months (on April 17, 2003 and April 2, 2004, respectively) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 17, 2006 and December 2, 2007, respectively).
12/16/2003	Options vested upon the earlier of 7 years (on December 16, 2010) or satisfaction of specific performance goals. The performance goals associated with this grant were based upon Jabil’s total shareholder return compared to peer group companies.
10/20/2004	Options vested at a rate of 12% after the first six months (on April 20, 2005) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 20, 2008).
10/11/2005, 10/25/2005, 10/26/2006	SARs vested at a rate of one-twelfth fifteen months after the grant date (on January 11, 2007, January 25, 2007 and January 26, 2008, respectively) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 11, 2009, October 25, 2009 and October 26, 2010, respectively).
4/24/2007	SARs vest at a rate of one-twelfth fifteen months after the grant date (on July 24, 2008) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on April 24, 2011).
10/24/2007	SARs vest at a rate of one-twelfth fifteen months after the grant date (on January 24, 2009) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 24, 2011).

(2)	These are grants of time-based restricted stock and RSUs and will cease being restricted at the rate of 30% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and 40% on the third anniversary of the grant date. All time-based restricted stock awarded to each NEO provides for the payment of cash dividends in an amount equal to the dividend payments on our common stock. See the “Long-Term, Equity-Based Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under restricted stock awards and RSUs granted after July 2009. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of restricted stock and RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(3)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $22.78, the closing market price of Jabil common stock on August 31, 2012.
(4)	These amounts represent the number of shares of performance-based restricted stock and RSUs granted in (a) fiscal 2010 with a three-year performance period covering fiscal years 2010 through 2012, (b) fiscal 2011 with a three-year performance period covering fiscal years 2011 through 2013, and (c) fiscal 2012 with a performance period as described in the “Compensation Discussion and Analysis” section of this proxy statement. The number of shares and related values as of August 31, 2012 represent the award that was granted at target. Actual results may cause our NEOs to earn more or fewer shares. See the “Long-Term, Equity-Based Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under restricted stock awards and RSUs granted after July 2009. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of restricted stock and RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(5)	The market value shown was determined by multiplying the number of shares of unearned performance-based restricted stock and RSUs (at target) by $22.78, the closing market price of Jabil common stock on August 31, 2012.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2012

Our NEOs acquired the following shares upon the exercise of options (including SARs) and vesting of stock awards during fiscal 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Main	115,600	1,421,811	642,500	12,577,500
Alexander	11,592	118,423	269,580	5,278,516
Mondello	25,000	61,353	429,431	8,408,908
Muir	0	0	231,918	4,539,933
Chiang	0	0	93,492	1,830,269

(1)	The value realized upon the exercise of stock options and SARs is the difference between the exercise or base price and the market price of our common stock upon exercise for each option or SAR. The value realized was determined without considering any taxes that were owed upon exercise.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2012

In fiscal 2012, we permitted NEOs to elect to defer a portion of salary and annual incentive awards under the Jabil Circuit, Inc. Executive Deferred Compensation Plan. The following table shows cash compensation that was deemed deferred by our NEOs, the aggregate earnings and aggregate withdrawals or distributions during fiscal 2012, and the aggregate balance deemed as of August 31, 2012. For additional information on this plan, see the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section.

Name	NEO Contributions in Fiscal 2012 ($)(1)(2)	Registrant Contributions in Fiscal 2012 ($)	Aggregate Earnings in Fiscal 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of August 31, 2012 ($)(1)(3)
Main	—	—	—	—	—
Alexander	$170,730	—	$41,297	—	$519,532
Mondello	—	—	—	—	—
Muir	—	—	—	—	—
Chiang	$275,623	—	$19,269	—	$450,494

(1)	The fiscal 2012 annual cash incentive award deferrals occurred in October 2012 at the time the annual cash incentive awards were paid; however, the annual cash incentive award deferrals are deemed to have been made as of August 31, 2012.
(2)	For Mr. Chiang, $87,288 of these contributions came from his salary for fiscal 2012 and are reported in the “Salary” column of the Summary Compensation Table for fiscal 2012 and $188,335 of these contributions came from his annual cash incentive award for fiscal 2012 and are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2012. For Mr. Alexander, the entire contribution came from his annual cash incentive award for fiscal 2012 and are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2012.
(3)	Of the $519,532 reported in this column for Mr. Alexander, (a) $307,505 was reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2011, (b) $170,730 was reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2012 . Of the $450,464 reported in this column for Mr. Chiang, (a) $87,288 was reported in the “Salary” column of the Summary Compensation Table for fiscal 2012, (b) $188,335 was reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2012.

POTENTIAL PAYMENTS UPON TERMINATION

OR A CHANGE IN CONTROL

Jabil’s NEOs do not have employment or severance agreements. Accordingly, upon a termination with or without cause, -or following a change in control or for any other reason, the only cash amounts the applicable NEO(s) receive are salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make some type of cash severance payment. The Compensation Committee may, in its discretion, award a bonus for the year of retirement, pro-rated for service through the date of retirement. The only other scenarios in which our NEOs may receive additional amounts are in connection with accelerated or continued vesting of outstanding equity awards following a change in control, retirement, death or disability.

In the event of a change in control, awards outstanding under the 2002 Stock Incentive Plan and the 2011 Stock Award and Incentive Plan will accelerate on the first anniversary of the change in control if the NEO has remained an employee, consultant or non-employee director or, if earlier, on the date the grantee is terminated without cause or resigns for good reason. With respect to the 2011 Stock Award and Incentive Plan, the preceding discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. These provisions are more fully discussed in the “Change in Control Arrangements” section above.

In general, upon termination of employment for any reason other than in connection with a change in control, unvested equity awards are forfeited. In January 2010, the Compensation Committee approved additional time for the vesting and settlement of equity grants previously granted, other than time-based restricted stock and RSU awards, for eligible officers of Jabil who retire. Beginning in fiscal 2011, Jabil has also included in RSU grants provisions for termination of employment due to death or disability. The provisions for the applicable awards containing these provisions are summarized below. All unvested restricted stock awards are forfeited upon termination of employment, unless there is a change in control or, in the case of performance-based restricted stock awards, the NEO is retirement-eligible. All unvested RSUs are forfeited upon termination of employment unless (i) there is a change in control, or (ii) in the case of RSUs granted beginning in fiscal 2011, the NEO is retirement-eligible, dies or becomes disabled, or (iii) in the case of performance-based RSUs granted prior to fiscal 2011, the NEO is retirement-eligible. Awards that contain retirement, death or disability provisions may vest in whole or in part as discussed in the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section of this proxy.

The following table sets forth the additional amounts that could have been realized by each NEO if termination of his employment were to have occurred as of August 31, 2012 for these scenarios.

All NEOs	Termination Due to Change in Control		Termination Due to Retirement		Termination Due to Death		Termination Due to Disability
Salary	$0		$0		$0		$0
Cash incentives	$0		$0		$0		$0
Equity	All unvested equity grants would be accelerated, resulting in these values:		Unvested performance- based restricted stock awards or performance-based and time-based RSUs would continue to vest, resulting in these values:		Unvested performance-based and time-based RSUs would vest immediately, resulting in these values:		Unvested time-based RSUs would vest immediately and unvested performance–based RSUs would continue to vest, resulting in these values:
	Main	$30,774,436	Main	$26,924,320	Main	$4,929,660	Main	$13,191,389
	Alexander	$10,807,288	Alexander	$3,417,364	Alexander	$1,622,392	Alexander	$4,244,370
	Mondello	$16,162,296	Mondello	$0	Mondello	$2,333,264	Mondello	$6,209,342
	Muir	$11,008,845	Muir	$0	Muir	$1,770,211	Muir	$4,726,850
	Chiang	$5,410,956	Chiang	$0	Chiang	$951,543	Chiang	$2,306,855

The values above represent achievement of the maximum amount that could be realized at the market closing price on August 31, 2012. The only equity grants that were unvested at August 31, 2012 are restricted stock and RSU grants as all options and SARs have vested as of August 31, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides a summary of our compensation plans under which equity securities of Jabil were authorized for issuance as of August 31, 2012:

PLAN CATEGORY	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Security Holders:
2002 Stock Incentive Plan	8,586,607	(3)	$25.91	N/A
2002 CSOP Plan	34,704		$21.97	N/A
2002 FSOP Plan	56,630		$24.26	N/A
2011 Stock Award and Incentive Plan	—		N/A	4,883,919
2011 Employee Stock Purchase Plan	N/A		N/A	5,245,402
Restricted Stock Awards and Units	12,945,864	(4)	N/A	N/A
TOTAL	21,623,805			10,129,321
Equity Compensation Plans Not Approved by Security Holders:	—		—	—

(1)	The weighted-average exercise price does not take into account the shares issuable upon vesting of restricted stock awards and RSUs, which are not options, warrants or rights and have no exercise price.
(2)	All of the shares available for future issuance under the 2011 Stock Award and Incentive Plan may be issued in connection with options, rights, restricted stock or other stock-based awards.
(3)	Amount reflects the number of shares of securities to be issued upon exercise of outstanding options, warrants and rights.
(4)	Amount reflects the number of shares issuable upon vesting of restricted stock awards and RSUs granted under the 2002 Stock Incentive Plan and 2011 Stock Award and Incentive Plan, which represents the maximum number of shares that can vest based on the achievement of certain performance criteria.

OTHER PROCEDURAL MATTERS

Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend.

Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report, including the Annual Report on Form 10-K is not to be considered part of this proxy solicitation material.

THE BOARD OF DIRECTORS

St. Petersburg, Florida

December 18, 2012

APPENDIX A

PROPOSED REVISIONS SUBJECT TO STOCKHOLDERS APPROVAL ARE MARKED, WITH THE NEW LANGUAGE APPEARING AS SHADED.

JABIL CIRCUIT, INC.

SECOND AMENDED

2011 STOCK AWARD AND INCENTIVE PLAN

1.	Purposes of the Plan. The purposes of this Stock Award and Incentive Plan are to help the Company and its Subsidiaries attract and retain personnel for positions of substantial responsibility, to provide for incentive awards that appropriately reward achievement of Company and business-unit goals, and to promote the success of the Company’s business.

2.	Definitions. As used herein, the following definitions shall apply:

a)	“Administrator” means the Board or any Committee or person(s) as shall be administering the Plan, in accordance with Section 4 of the Plan.

b)	“Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax, securities, contract and other laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted, all as amended through the applicable date. The term “Applicable Law” includes laws and regulations that are not mandatory but compliance with which confers benefits on the Company or Grantees (e.g., Code Sections 162(m), 409A, and 422, and Exchange Act Rule 16b-3), where such compliance is intended under the Plan.

c)	“Award” means an Option, Stock Appreciation Right, Stock Award, Cash-Based Award, or Other Stock-Based Award granted under the Plan.

d)	“Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Administrator.

e)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.

f)	“Board” means the Board of Directors of the Company.

g)	“Cash-Based Award” means an Award granted under Section 9 of the Plan.

h)	“Cause” means, unless otherwise provided in an Award Agreement:

i)	A Grantee’s conviction of a crime involving fraud or dishonesty; or

ii)	A Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct, provided, however, that for purposes of this Section 2.h)ii), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).

i)	“Change in Control” means the happening of any of the following after the Plan has become effective, unless otherwise provided in an Award Agreement:

i)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Company or one of its Subsidiaries, provided, for the avoidance of doubt, that the sale of a Subsidiary shall not constitute a Change in Control if the Subsidiary does not represent substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole;

ii)	the adoption of a plan relating to the Company’s liquidation or dissolution, with all material contingencies satisfied or waived, and the taking of a substantial step to implement such liquidation or dissolution;

iii)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person other than the Company or its Subsidiaries, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s voting stock or other voting stock into which the Company’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

iv)	the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the voting stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of voting stock of the Company outstanding immediately prior to such transaction directly or indirectly constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; or

v)	the first day on which a majority of the members of the Board are not Continuing Directors. “Continuing Director” means, as of any date of determination with respect to any Award, any member of the Board who (1) was a member of the Board on the Date of Grant of such Award; or (2) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

j)	“Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation includes regulations, proposed regulations and applicable guidance thereunder.

k)	“Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

l)	“Common Stock” means the Common Stock, $.001 par value, of the Company.

m)	“Company” means Jabil Circuit, Inc., a Delaware corporation.

n)	“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, excluding an Employee and Director performing services in his or her capacity as such.

o)	“Continuous Status as an Employee or Consultant or Non-Employee Director” means, unless otherwise provided in an Award Agreement, that the employment or service or consulting relationship is not interrupted or terminated in any way (whether by the Company, any Parent or Subsidiary, or by the Grantee). Unless otherwise provided in an Award Agreement, Continuous Status as an Employee or Consultant or Non-Employee Director shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute, or (ii) transfers between locations of the Company or between the Company, a Parent, Subsidiary or successor of the Company; or (iii) a change in the status of the Grantee from Employee to Consultant or Non-Employee Director, or from Consultant to Employee or Non-Employee Director, or from Non-Employee Director to Employee or Consultant (subject to Section 21 and other applicable requirements of Code Section 409A).

p)	“Covered Shares” means the Common Stock subject to an Award, including the gross number of shares underlying an Option or Stock Appreciation Right or Restricted Stock Unit Award.

q)	“Date of Grant” means the date specified by the Administrator on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Administrator makes the final determination granting the Award.

r)	“Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates, unless otherwise specified in an Award Agreement (subject to Section 21 and other applicable requirements of Code Section 409A).

s)	“Director” means a member of the Board.

t)	“Disability” means, unless otherwise provided in an Award Agreement, total and permanent disability as defined in Section 22(e)(3) of the Code.

u)	“Dividend Equivalent” means a right to receive a payment equal to the amount of cash dividends and value of other distributions that would have been payable on Covered Shares during a period of time had such Covered Shares been issued to the Grantee during such period of time.

v)	“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

w)	“Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or regulation includes regulations and applicable guidance thereunder.

x)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

i)

If the Common Stock is listed on any established stock exchange and readily tradable on such market, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock in consolidated trading in such listed securities on the day of determination (or, if no closing sales price for such day is reported, on the latest previous trading day), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

ii)	In the absence of an established market for the Common Stock or ready tradability in such market, the Administrator shall determine Fair Market Value on a reasonable basis using a method that complies with Code Section 409A.

y)	“Good Reason” means, unless otherwise provided by an Award Agreement:

i)	The assignment to the Grantee of any duties adverse to the Grantee and materially inconsistent with the Grantee’s position (including status, titles and reporting requirement), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith;

ii)	Any material reduction in compensation; or

iii)	Change in location of office of more than 35 miles without prior consent of the Grantee;

provided, however, that the Grantee’s resignation will not constitute a resignation for Good Reason unless the Grantee first provides written notice to the Company of the existence of the Good Reason within 90 days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Company for more than 30 days following such written notice of the Good Reason from the Grantee to the Company, and the effective date of the Grantee’s resignation is within one year following the effective date of the occurrence of the Good Reason.

z)	“Grantee” means an individual who has been granted an Award.

aa)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

bb)	“Non-Employee Director” means a Director who is not an Employee.

cc)	“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

dd)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

ee)	“Option” means an option to purchase Shares granted under Section 6 of the Plan.

ff)	“Option Price” means the purchase price payable upon the exercise of an Option.

gg)	“Other Stock-Based Award” means an Award granted under Section 10 of the Plan.

hh)	“Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company holds at least 50 percent of the voting shares of one of the other corporations in such chain.

ii)	“Plan” means this 2011 Stock Award and Incentive Plan, as amended from time to time.

jj)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

kk)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

ll)	“Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value per Share on the date when any such right is exercised exceeds the Base Price specified in such right.

mm)	“Stock Appreciation Right” or “SAR” means a right granted under Section 7 of the Plan.

nn)	“Stock Award” means Restricted Stock or Restricted Stock Units granted to a Grantee under Section 8 of the Plan.

oo)	“Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary

3.	Stock Subject to the Plan.

a)

Reserved Shares. Subject to the provisions of Section 13 of the Plan and except as otherwise provided in this Section 3, the maximum aggregate number of Shares reserved for issuance under the Plan is 18,350,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. The Shares issued by the Company hereunder may be, at the Company’s option, either (i) evidenced by a certificate registered in the name of the Grantee, or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee. If an Award expires or becomes unexercisable without having been exercised in full the remaining Shares that were subject to the Award shall become available for future Awards under the Plan (unless the Plan has terminated). If any portion of an outstanding award that was granted under the Jabil Circuit, Inc. 2002 Stock Incentive Plan (the “2002 Plan”) for any reason expires or is terminated or canceled or forfeited on or after the date of termination of the 2002 Plan, the Shares allocable to the expired, terminated, canceled, or forfeited portion of such 2002 Plan award shall be available for issuance under the Plan.

b)	Incentive Stock Option Maximum. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 8,850,000 Shares, subject to adjustment as provided in Section 13 of the Plan.

c)	Maximum Fiscal Year Award. No Grantee may be granted Awards relating to more than 3,000,000 Covered Shares in any one fiscal year of the Company, subject to adjustment as provided in Section 13 of the Plan. In addition, the maximum amount that a Grantee may earn by satisfaction of performance goals under cash-denominated Awards during any one fiscal year of the Company is $45,000,000. For this purpose, the fiscal year in which a performance goal is met is the year in which this limitation applies, regardless of any continuing service-based vesting or other conditions relating to settlement of the Award.

4.	Administration of the Plan.

a)	Procedure.

i)	Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to different groups of Employees and Consultants. Except as provided below, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board and constituted to satisfy Applicable Law.

ii)	Rule 16b-3. To the extent the Board or the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.

iii)	Section 162(m) of the Code. To the extent the Board or the Committee considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.

iv)	Authorization of Officers to Grant Options. In accordance with and to the extent permitted by Applicable Law, the Board may, by a resolution adopted by the Board, authorize one or more Officers to designate Employees (excluding Officers) to be Grantees of Awards and determine the number of Covered Shares to be granted to such Employees; provided, however, that the resolution adopted by the Board so authorizing such Officer or Officers shall specify the total number of Covered Shares such Officer or Officers may so grant and other terms as required by Delaware General Corporation Law Section 157(c) and other Applicable Law.

v)	Ministerial Actions. Officers are authorized to perform all ministerial functions under the Plan relating to all Grantees. “Ministerial functions” do not include granting Awards and do not include modifying Awards or taking other actions that materially increase benefits to a Grantee or result in material additional cost to the Company.

b)	Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee or an Officer, subject to the specific duties delegated by the Board to such Committee or Officer, the Administrator shall have the authority, in its discretion:

i)	to determine the Fair Market Value of the Common Stock;

ii)	to select the Consultants and Employees and Non-Employee Directors to whom Awards will be granted under the Plan;

iii)	to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;

iv)	to determine the number of Covered Shares with respect to each Award granted under the Plan;

v)	to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;

vi)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan. Such terms and conditions, which need not be the same for each grant or for each Grantee, include, but are not limited to, the Option Price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or Covered Shares relating thereto, based in each case on such factors as the Administrator shall determine;

vii)	to construe and interpret the terms of the Plan and Awards;

viii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;

ix)	to modify or amend each Award (subject to Section 15 of the Plan);

x)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xi)	to determine the terms and restrictions applicable to Awards;

xii)	to make such adjustments or modifications to Awards granted to Grantees who are Consultants or Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;

xiii)	to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;

xiv)	to provide any notice or agreement or other communication required or permitted by the Plan in either written or electronic form;

xv)	to determine the vesting period during which each Award shall be subject to a risk of forfeiture upon a voluntary termination of employment or service, or termination in other specified circumstances, and the terms upon which such risk will end (i.e., “vesting” will occur), at a stated date or dates or on an accelerated basis in specified circumstances; and

xvi)	to make all other determinations deemed necessary or advisable for administering the Plan.

c)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.

5.	Eligibility and General Conditions of Awards.

a)	Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Non-Employee Directors, and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee, Non-Employee Director, or Consultant who has been granted an Award may be granted additional Awards. Modifications to outstanding Awards may be made without regard to whether the Grantee is then currently eligible for a new Award.

b)	Maximum Term. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than ten years after the Date of Grant, and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement; provided, however, that any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Administrator pursuant to Section 12 of the Plan may, if so permitted or required by the Administrator, extend more than ten years after the Date of Grant of the Award to which the deferral relates.

c)	Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each grant or for each Grantee, shall be set forth in an Award Agreement. The Administrator, in its discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement.

d)	Death, Disability, Termination of Continuous Status as an Employee or Consultant or Non-Employee Director, and Related Events.

i) Death. Except as otherwise provided in an Award Agreement, in the event that the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates due to death, then (a) all of the Grantee’s outstanding Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full at the date of death and shall remain exercisable in accordance with their terms, and (b) all of the Grantee’s outstanding unvested Stock Awards, Cash-Based Awards, and Other Stock-Based Awards shall become immediately fully vested and non-forfeitable at the date of death. Notwithstanding the preceding sentence, and except as otherwise provided in an Award Agreement, if the Grantee’s outstanding Award remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of death, (a) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is an Option or a Stock Appreciation Right shall immediately become non-forfeitable and exercisable at the date of death and shall remain exercisable in accordance with its terms, and the remaining portion, if any, shall be forfeited at the date of death; (b) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is a Stock Award, Cash-Based Award or Other Stock-Based Award shall become immediately vested and non-forfeitable at the date of death, and the remaining portion, if any, shall be forfeited at the date of death; and (c) any other such outstanding Award for a performance measurement period that is not an applicable performance measurement period shall be forfeited at the date of death. The pro rata portion of the Grantee’s outstanding performance-based Award for each applicable performance measurement period that shall become non-forfeitable at the Grantee’s date of death shall be determined as follows :

(A) The Company’s fiscal quarter-end coincident with or next preceding the Grantee’s death (or, if the Grantee’s death occurs in the first fiscal quarter of the applicable performance measurement period, then the Company’s fiscal quarter-end coincident with or next following the Grantee’s death) shall be treated as the end of the applicable performance measurement period, with the Administrator determining the actual level of the performance goal(s) achieved (such determination may be by means of a good faith estimate) and calculating, on a preliminary basis, the resulting portion of the Award that would have become non-forfeitable (or, with respect to Options and Stock Appreciation Rights, that would have become exercisable) for the applicable performance measurement period.

(B) The portion of the Award determined under clause (A) above shall be pro-rated by multiplying that portion by a fraction, the numerator of which is the number of months from the beginning of the applicable performance measurement period through the date of death (rounding any partial month to the next whole month) and the denominator of which is the aggregate number of months in the applicable performance measurement period.

For purposes of this Section 5.d)i), “applicable performance measurement period” means a performance measurement period that commences before the date of the Grantee’s death and that ends after the date of the Grantee’s death. Any portion of an outstanding Award that remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of death and that exceeds the pro rata portion of the Award determined under clause (A) and (B) above, including but not limited to any portion of the Award that was subject to performance-based forfeiture conditions for a performance measurement period that had not commenced at the Grantee’s date of death, shall be forfeited at the Grantee’s date of death.

(ii) Disability. Except as otherwise provided in an Award Agreement, in the event that the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates due to Disability, then (a) all of the Grantee’s outstanding Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full at the date of termination and shall remain exercisable in accordance with their terms, and (b) all of the Grantee’s outstanding unvested Stock Awards, Cash-Based Awards, and Other Stock-Based Awards shall become immediately fully vested and non-forfeitable at the date of termination. Notwithstanding the preceding sentence, and except as otherwise provided in an Award Agreement, if the Grantee’s outstanding Award remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of termination, (a) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is an Option or a Stock Appreciation Right shall remain outstanding at the Grantee’s date of termination and shall be eligible to become exercisable and non-forfeitable based on the actual achievement of the performance goal(s) in the applicable performance measurement period in accordance with the terms of the Award Agreement, and the remaining portion, if any, shall be forfeited at the date of termination; (b) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is a Stock Award, Cash-Based Award or Other Stock-Based Award shall remain outstanding at the Grantee’s date of termination and shall be eligible to become non-forfeitable based on the actual achievement of the performance goal(s) in the applicable performance measurement period in accordance with the terms of the Award Agreement, and the remaining portion, if any, shall be forfeited at the date of termination; and (c) any other such outstanding Award for a performance measurement period that is not an applicable performance measurement period shall be forfeited at the date of the Grantee’s termination due to Disability. The pro rata portion of the Grantee’s outstanding performance-based Award for each applicable performance measurement period that shall remain outstanding at the Grantee’s date of termination and that shall be eligible to become non-forfeitable shall be determined by multiplying the Award subject to the performance-based forfeiture conditions for the applicable performance measurement period as originally granted (i.e., the target Award for the applicable performance measurement period) by a fraction, the numerator of which is the number of months from the beginning of the applicable performance measurement period through the date of termination (rounding any partial month to the next whole month) and the denominator of which is the aggregate number of months in the applicable performance measurement period. For purposes of this Section 5.d)ii), “applicable performance measurement period” means a performance measurement period that commences before the Grantee’s date of termination and that ends after the date of the Grantee’s termination due to Disability. Non-forfeitability of such pro rata portion of the Grantee’s Award will remain subject to the achievement of the performance goal(s) for the applicable performance measurement period in accordance with the terms of the Award Agreement. The death of the Grantee following a termination governed by this Section 5.d)ii), or a Change in Control following such termination, shall not increase or decrease the portion of the Award forfeited or not forfeited under this Section 5.d)ii) except as otherwise provided in an Award Agreement. Any portion of an outstanding Award that remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of termination due to Disability and that exceeds the pro rata portion of the Award that remains outstanding at the date of termination under this Section 5.d)ii), including but not limited to any portion of the Award that was subject to performance-based forfeiture conditions for a performance measurement period that has not commenced at the date of the Grantee’s termination due to Disability, shall be forfeited at the Grantee’s date of termination. Unless otherwise determined by the Administrator, as a condition to the non-forfeiture of an Award or any portion of an Award under this Section 5.d)ii), the Grantee shall be required to execute a separation agreement and release, in a form prescribed by the Administrator, setting forth covenants relating to noncompetition, nonsolicitation, nondisparagement, confidentiality and similar covenants for the protection of the Company’s business and releasing the Company from liability in connection with the Grantee’s termination.

(iii) Non-Employee Directors; Other Termination Events Notwithstanding anything to the contrary in Sections 5.d)i) and 5.d)ii) above, such sections shall not apply to Awards granted to Non-Employee Directors. Except as otherwise provided in Sections 5.d)i) and 5.d)ii) above, the Administrator shall establish and set forth in each Award Agreement the manner in which the Grantee’s termination of Continuous Status as an Employee or Consultant or Non-Employee Director and related events will affect an Award.

e)	Buyout Provisions. Except as otherwise provided in this Section 5.e), the Administrator may at any time offer to buy out, for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made. No such buy out shall occur without the prior approval or consent of the Company’s stockholders if such a transaction would constitute a “repricing” defined in Section 15 of the Plan. This provision is intended only to clarify the powers of the Administrator and shall not in any way be deemed to create any rights on the part of Grantees to buyout offers or payments.

f)	Nontransferability of Awards.

i)	Except as provided in Section 5.f)iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.

ii)	Except as provided in Section 5.f)iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or to the Company) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

iii)	To the extent and in the manner permitted by Applicable Law (including restrictions applicable to Incentive Stock Options), and to the extent and in the manner permitted by the Administrator, and subject to such terms and conditions as may be prescribed by the Administrator, a Grantee may transfer an Award to:

(a)	a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);

(b)	any person sharing the employee’s household (other than a tenant or employee);

(c)	a trust in which persons described in (a) and (b) have more than 50 percent of the beneficial interest;

(d)	a foundation in which persons described in (a) or (b) or the Grantee control the management of assets; or

(e)	any other entity in which the persons described in (a) or (b) or the Grantee own more than 50 percent of the voting interests;

(f)	provided, however, that such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (a) above or the Grantee, in exchange for an interest in such entity.

6.	Options. The Administrator may grant Options to Employees or Consultants or Non-Employee Directors from time to time upon such terms and conditions as the Administrator may determine in accordance with the following provisions:

a)	Limitations on Incentive Stock Options. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares as of the Date of Grant with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. In the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the Date of Grant, or such shorter term as may be provided in the Award Agreement.

b)	Option Price and Consideration.

i)	Option Price. The per share Option Price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and, except as otherwise provided in this Section 6.b)i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.

(a)	In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share Option Price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.

(b)	Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Company of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such Option Price as the Administrator determines to be necessary to achieve such preservation of economic value.

c)	Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised (subject to Section 5.b)) and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested and exercisable according to the terms of the Award Agreement.

d)	Form of Consideration. Except as otherwise determined by the Administrator, the acceptable form of consideration for exercising an Option may consist of any combination of cash, personal check, wire transfer or:

i)	pursuant to rules and procedures approved by the Administrator, promissory note, provided however that, a promissory note shall not be an acceptable form of consideration to the extent that such a promissory note is prohibited by Applicable Law as a result of the Company’s acceptance of such a promissory note constituting (within the meaning of Section 13(k) of the Exchange Act) a direct or indirect (including through any Subsidiary) extension or maintenance of credit, arrangement for the extension of credit, or renewal of an extension of credit, in the form of a personal loan to or for any Director or executive Officer by the Company;

ii)	nonforfeitable, unrestricted Shares owned by the Grantee at the time of exercise and which have a value at the time of exercise that is equal to the Option Price;

iii)	net exercise, in which case the Company will not require a payment of the Option Price from the Grantee but will reduce the number of Shares issued upon the exercise by the number of whole Shares that has an aggregate Fair Market Value that equal to the aggregate Option Price for the portion of the Option exercised;

iv)	pursuant to procedures approved by the Administrator, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the cash amount sufficient to pay the Option Price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise; or

v)	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.

e)	Exercise of Option.

i)	Procedure for Exercise; Rights as a Stockholder.

(a)	Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

(b)	An Option may not be exercised for a fraction of a Share.

(c)	An Option shall be deemed exercised when the Company receives:

(1)	written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4.b) of the Plan or otherwise) from the person entitled to exercise the Option, and

(2)	full payment for the Shares with respect to which the Option is exercised.

(d)

Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse (or other permitted transferee). Until the stock certificate evidencing such Shares is issued or delivery is otherwise effected by the Company (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate, or provide a commercially reasonable alternative means of delivery, promptly after the Option is exercised. No Dividend Equivalents will be credited on any outstanding Option and no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are delivered upon exercise, except as provided in Section 13 of the Plan.

(e)	Exercising an Option in any manner shall decrease the number of Shares thereafter available under the Option, by the number of Shares as to which the Option is exercised.

7.	Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights to Employees or Consultants or Non-Employee Directors from time to time upon such terms and conditions as the Administrator may determine in accordance with the following provisions. A Stock Appreciation Right is the right of the Grantee to receive from the Company an amount in cash or Shares equal to the Spread at the time of the exercise of such right.

a)	Base Price. The Base Price shall be equal to or greater than the Fair Market Value on the Date of Grant.

b)	Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Company (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4.b) of the Plan or otherwise), setting forth the number of Covered Shares with respect to which the SAR is to be exercised.

c)	Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

i)	the Spread; by

ii)	the number of Shares with respect to which the SAR is exercised; provided, that the Administrator may provide in the Award Agreement that the benefit payable on exercise of an SAR shall not exceed such limit (which may be expressed as a percentage of the Fair Market Value of a Share on the Date of Grant or as a fixed value limit or otherwise) as the Administrator shall specify (this limit cannot operate to exceed the Spread). As determined by the Administrator, the payment upon exercise of an SAR may be in cash, in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.

(a)	No Dividend Equivalents will be credited on any outstanding SAR and no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares (if any) are delivered upon exercise of a SAR, except as provided in Section 13 of the Plan.

8.	Stock Awards.

a)	Authorization to Grant Stock Awards. The Administrator may grant Stock Awards to Employees or Consultants or Non-Employee Directors from time to time. A Stock Award may be made in Shares or denominated in units representing rights to receive Shares. Each Stock Award shall be evidenced by an Award Agreement that shall set forth the conditions, if any, which will need to be timely satisfied before the Stock Award will be vested and settled and the conditions, if any, under which the Grantee’s interest in the related Shares or units will be forfeited. Any such conditions for effectiveness or non-forfeitability may be based upon the passage of time and continued service by the Grantee, or the achievement of specified performance objectives, or both time-based and performance-based conditions. A Stock Award made in Shares that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock.” A Stock Award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock Units.” For the avoidance of doubt, the Administrator is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Company or a Subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Administrator.

b)	Dividends, Voting and Other Ownership Rights.

i)	Restricted Stock Awards. Unless otherwise determined by the Administrator, an Award of Restricted Stock shall entitle the Grantee to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue; provided, however, that, in the case of an Award of Restricted Stock that is conditioned on the attainment of performance goals, the Grantee shall not receive payment of any dividends unless and not earlier than such time as the Restricted Stock becomes earned. An Award Agreement may require that any or all dividends or other distributions paid on the Restricted Stock during the period for which the substantial risk of forfeiture is to continue be automatically sequestered and reinvested in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Administrator may determine.

ii)	Restricted Stock Unit Awards. Unless otherwise determined by the Administrator, a Grantee shall not have any rights as a stockholder with respect to Shares underlying an Award of Restricted Stock Units until such time, if any, as the underlying Shares are actually issued to the Grantee. The Administrator may provide in a Restricted Stock Unit Award Agreement for the payment of Dividend Equivalents to the Grantee at such times as paid to stockholders generally or at the time of vesting or other payout of the Restricted Stock Units, provided, however, that in the case of such an Award that is conditioned on the attainment of performance goals, the Grantee shall not receive payment of any Dividend Equivalents unless and not earlier than such time as the Restricted Stock Units have become earned, and provided further, that if the payment or crediting of Dividend Equivalents is in respect of an Award that is subject to Code Section 409A, then the payment or crediting of such dividends or Dividend Equivalents shall conform to the requirements of Code Section 409A.

9.	Cash-Based Awards. The Administrator may grant Cash-Based Awards to Employees or Consultants or Non-Employee Directors from time to time. Cash-Based Awards may be granted in such amounts and on such terms and conditions as the Administrator determines in its discretion. Cash-Based Awards may be denominated in cash, in Common Stock or other securities, in units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing, and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the discretion of the Administrator.

10.	Other Stock-Based Awards. The Administrator may grant Other Stock-Based Awards to Employees or Consultants or Non-Employee Directors from time to time. Other Stock-Based Awards may be granted in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as the Administrator determines in its discretion. Other Stock-Based Awards may be denominated in cash, in Common Stock or other securities, in units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing, and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the discretion of the Administrator.

11.	Code Section 162(m) Provisions.

a)	Notwithstanding any other provision of the Plan, if the Compensation Committee of the Board (the “Compensation Committee”) determines at the time an Award is granted to a Grantee that such Grantee is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a “covered employee” within the meaning of Code Section 162(m)(3), and to the extent the Compensation Committee considers it desirable for compensation delivered pursuant to such Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Code Section 162(m), then the Compensation Committee may provide that this Section 11 is applicable to such Award under such terms as the Compensation Committee shall determine.

b)	If an Award is subject to this Section 11, then the lapsing of restrictions thereon and the distribution of Shares pursuant thereto or payment, as applicable, shall be subject to satisfaction of one, or more than one, objective performance goals. The Compensation Committee shall determine the performance goals that will be applied with respect to each Award subject to this Section 11 at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance goal(s) relate (or 25% of the specified performance measurement period if such period is less than one year). The performance criteria applicable to Awards subject to this Section 11 will be one or more of the following criteria: stock price; market share; sales, including to specified market segments or targeted customers; earnings per share, core earnings per share or variations thereof; return on equity; costs; revenue; cash to cash cycle; days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on net assets; return on sales; inventory turns; invested capital, including completion of a specified capital-raising transaction; net operating profit after tax; return on invested capital; total stockholder return; earnings; return on equity or average shareowners’ equity; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios; market performance; completion of a specified acquisition or disposition; bookings; business divestitures and acquisitions; cash position; contribution margin; customer renewals; customer retention rates; earnings before interest and taxes; EBITDA; employee satisfaction; expenses; gross profit dollars; growth in bookings; growth in revenues; net profit; net sales; new product development; number of customers; productivity; operating cash flow; operating expenses; product defect measures; product release timelines; productivity; research and development milestones; revenue growth; time to market; working capital; or such similarly objectively determinable financial or other measures as may be adopted by the Compensation Committee.

c)

The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The targeted level or levels of performance may be established in terms of Company-wide objectives or objectives that are related to the performance of the individual Grantee or the

Subsidiary, division, department or function within the Company or Subsidiary in which the Grantee is employed. The specified performance measurement period(s) may be annual, multi-year, quarterly, or of any other duration determined by the Compensation Committee. The Compensation Committee may specify that performance will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period. Performance goals need not be based on audited financial results.

d)	Notwithstanding any contrary provision of the Plan, the Compensation Committee may not increase the number of Shares granted pursuant to any Stock Award subject to this Section 11, nor may it waive the achievement of any performance goal established pursuant to this Section 11 after the performance goals(s) have been determined under Section 11.b).

e)	Prior to the payment of any Award subject to this Section 11, the Compensation Committee shall certify in writing that the performance goal(s) applicable to such Award was met.

f)	The Compensation Committee shall have the power to impose such other restrictions on Awards subject to this Section 11 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code section 162(m).

12.	Deferral of Receipt of Payment. The Administrator may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the grant of or the lapse or waiver of restrictions with respect to Awards other than Options and SARs. If any such deferral is required or permitted, the Administrator shall establish such rules and procedures for such deferral, including rules and procedures implemented pursuant to Section 21 for compliance with Code Section 409A.

13.	Adjustments Upon Changes in Capitalization or Change of Control.

a)	Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Covered Shares, and the number of Shares which have been authorized for issuance under the Plan (including Section 3.a) and 3.b)) but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the annual per-person limitation on equity Awards, as well as the price per share of Covered Shares and share-based performance conditions of Awards, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, and in the event of an extraordinary dividend, spinoff or similar event affecting the value of Common Stock; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. In furtherance of the foregoing, a Grantee shall have a legal right to an adjustment to an Award which constitutes “share-based equity” in the event of an “equity restructuring,” as such terms are defined under Financial Accounting Standards Board Accounting Standards Codification Topic 718, which adjustment shall preserve without enlarging the value of the Award to the Grantee. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Shares. No adjustment shall be made pursuant to this Section 13 in a manner that would cause Incentive Stock Options to violate Code Section 422(b) or cause an Award to be subject to adverse tax consequences under Code Section 409A.

b)	Change in Control. Unless otherwise provided in an Award Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control.

i)	Continuation, Assumption, or Replacement of Awards.

(a)	In General. In the event of a Change in Control, the surviving or successor entity (or its parent corporation) may continue, assume, or replace Awards outstanding as of the date of the Change in Control (with such adjustments as may be required or permitted by the Plan), and such Awards or replacements therefore shall remain outstanding and be governed by their respective terms. A surviving or successor entity may elect to continue, assume, or replace all Awards or only some Awards or portions of Awards. For purposes of this subsection 13.b)i)(a), an Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its parent corporation) with appropriate adjustments to the number and type of securities subject to the Award and the Option Price thereof that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) the Grantee has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Change in Control without increasing the aggregate Option Price or Base Price of such Award and provides for a vesting or exercisability schedule that is the same as or more favorable to the Grantee.

(b)	Vesting following Continuation, Assumption, or Replacement.

(1)	If the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director does not terminate prior to the first anniversary of the date of the Change in Control (the “Change in Control Anniversary”), then on the Change in Control Anniversary (i) all of the Grantee’s continued, assumed, or replaced outstanding Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (ii) all of the Grantee’s continued, assumed, or replaced unvested Stock Awards and Other Stock-Based Awards will become immediately fully vested and non-forfeitable; and (iii) any performance objectives applicable to the Grantee’s continued, assumed, or replaced unvested Awards for performance measurement periods not yet ended at the date of the Change in Control Anniversary will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the Change in Control Anniversary (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. This subsection 13.b)i)(b)(1) shall supersede the standard vesting provision contained in an Award Agreement only to the extent that it results in accelerated vesting of the Award, and it shall not result in a delay of any vesting of an Award that otherwise would occur under the terms of the standard vesting provision contained in the Award Agreement.

(2)	If the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason, then on the Date of Termination (i) all of the Grantee’s outstanding continued, assumed, or replaced Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (ii) all of the Grantee’s continued, assumed, or replaced unvested Stock Awards and Other Stock-Based Awards will become immediately fully vested and non-forfeitable; and (iii) any performance objectives applicable to the Grantee’s unvested continued, assumed, or replaced Awards for performance measurement periods not yet ended at the date of termination will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the date of termination (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. This subsection 13.b)i)(b)(2) shall supersede the standard vesting provision contained in an Award Agreement only to the extent that it results in accelerated vesting of the Award, and it shall not result in a delay of any vesting of an Award that otherwise would occur under the terms of the standard vesting provision contained in the Award Agreement.

ii)	Acceleration of Awards. Except as otherwise provided in subsection 13.b)iii) of the Plan, if and to the extent that outstanding Awards are not continued, assumed or replaced in connection with a Change in Control, then (a) outstanding Options and Stock Appreciation Rights issued to the Grantee that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (b) all unvested Stock Awards and Other Stock-Based Awards will become immediately fully vested and non-forfeitable; and (c) any performance objectives for performance measurement periods not yet ended at the date of the Change in Control will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the Change in Control (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. The foregoing notwithstanding, an Award that constitutes a deferral of compensation under Code Section 409A will be settled on an accelerated basis only if and to the extent that such settlement does not result in tax penalties to Grantees under Section 409A.

iii)	Payment for Awards. If and to the extent that outstanding Awards are not continued, assumed or replaced in connection with a Change in Control, then the Administrator in its discretion may terminate some or all of such outstanding Awards, in whole or in part, as of the effective time of the Change in Control in exchange for payments to the holders as provided in this subsection 13.b)iii). The Administrator will not be required to treat all Awards similarly for purposes of this subsection 13.b)iii). The payment for any Award or portion thereof terminated shall be in an amount equal to the excess, if any, of (a) the fair market value (as determined in good faith by the Administrator) of the consideration that would otherwise be received in the Change in Control for the number of Shares subject to the Award or portion thereof being terminated, or, if no consideration is to be received by the Company’s stockholders in the Change in Control, the Fair Market Value of such number of shares immediately prior to the effective date of the Change in Control, over (b) the aggregate Option Price or Base Price (if any) for the Shares subject to the Award or portion thereof being terminated. If there is no excess, the Award may be terminated without payment. Any payment shall be made in such form, on such terms and subject to such conditions as the Administrator determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Change in Control, and may include subjecting such payments to vesting conditions comparable to those of the Award surrendered.

14.	Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Law. The Plan shall continue in effect until October 21, 2020, unless terminated earlier under Section 15 of the Plan.

15.	Amendment and Termination of the Plan and Awards.

a)	Amendment and Termination. Subject to the requirements of this Section 15, the Board may at any time amend, alter, suspend or terminate the Plan. The Compensation Committee may amend, alter, suspend or terminate the Plan so long as such action complies with Applicable Law, except that any Plan amendment to be presented to the stockholders for approval shall first be approved by the Board. The Administrator may at any time amend, alter, suspend or terminate an outstanding Award.

b)	Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Law. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the Applicable Law. Without the approval of stockholders, no amendment or alteration of the Plan or any outstanding Option or SAR will have the effect of amending or replacing such an Option or SAR in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means: (1) amending the terms of an Option or SAR after it is granted to lower its Option Price or Base Price; (2) any other action that is treated as a repricing under generally accepted accounting principles; and (3) canceling an Option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange or substitution for another Option, SAR, Stock Award, other equity, or cash or other property. A cancellation and exchange or substitution described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, SAR, Stock Award, or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Grantee. Adjustments to Awards under Section 13 will not be deemed “repricings,” however. The Administrator shall have no authority to amend, alter, or modify any Award term after the Award has been granted to the extent that the effect is to waive a term that otherwise at that time would be mandatory for a new Award of the same type under the Plan.

c)	Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan or an Award (i) shall materially impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Company, or (ii) impose any additional obligation on the Company or right on the Grantee, unless signed by the Company (electronically or otherwise).

16.	Conditions Upon Issuance of Shares.

a)	Legal Compliance. The Company shall not be obligated to issue Shares pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, other Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and may be further subject to the approval of counsel for the Company with respect to such compliance.

b)	Investment Representations. As a condition to the exercise of an Award or issuance of Shares in connection with an Award, the Company may require the Grantee or permitted transferee to represent and warrant at the time of any such exercise or issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required or advisable.

17.	Liability of Company.

a)	Inability to Obtain Authority. The inability of the Company to obtain authorization from any regulatory body having jurisdiction, which authorization is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. The Company shall use its best efforts to obtain such authorization.

b)	Grants Exceeding Allotted Shares. If the Covered Shares covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Covered Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 15 of the Plan.

18.	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19.

Rights of Grantees. Neither the Plan nor any Award shall confer upon a Grantee any right with respect to continuing the Grantee’s employment, service as a Director or consulting relationship with the Company or a Subsidiary, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment, service or consulting relationship at any time, with or without cause.

20.	Sub-plans for Foreign Subsidiaries. The Administrator may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

21.	Code Section 409A. It is intended that the Plan and all Awards hereunder be administered in a manner that will comply with Code Section 409A. The Administrator is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Code Section 409A. Notwithstanding anything in this Section to the contrary, no amendment to or payment under any Award will be made unless such transaction will result in no tax penalty to the Grantee. Without limiting the generality of the foregoing, if any amount shall be payable with respect to any Award hereunder as a result of a Grantee’s “separation from service” at such time as the Grantee is a “specified employee” (as those terms are defined for purposes of Code Section 409A) and such amount constitutes a deferral of compensation subject to Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the date six months after the Grantee’s separation from service (or the date of his or her earlier death). The Company may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.

22.	Withholding. The Company and any Subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Grantee, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Administrator may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee’s withholding obligations, either on a mandatory or elective basis in the discretion of the Administrator. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, except a greater amount of Stock may be withheld provided that any such withholding transaction that potentially will result in additional accounting expense to the Company must be expressly authorized by the Administrator.

23.	Governing Law. The Plan and any Award Agreements and any and all determinations made and actions taken in connection with the Plan and Award Agreements, shall be governed by and construed in accordance with the Delaware General Corporation Law and applicable federal law, and in other respects with the substantive laws of the State of Florida.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on January 23, 2013.

Vote by Internet • Go to www.investorvote.com/JBL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Martha F. Brooks	☐	☐	02 - Mel S. Lavitt	☐	☐	03 - Timothy L. Main	☐	☐

	04 - Mark T. Mondello	☐	☐	05 - Lawrence J. Murphy	☐	☐	06 - Frank A. Newman	☐	☐

	07 - Steven A. Raymund	☐	☐	08 - Thomas A. Sansone	☐	☐	09 - David M. Stout	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2013.	☐	☐	☐	3.	To approve (on an advisory basis) Jabil’s executive compensation.	☐	☐	☐

4.	To approve an amendment to increase the size of the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan by 9,500,000 shares.	☐	☐	☐	5.	To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.                            Signature 1 — Please keep signature within the box.                      Signature 2 — Please keep signature within the box.

/ /

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically via the Internet helps reduce Jabil’s mailing and printing costs. To receive future proxy materials electronically, if made available by Jabil, go to: http://www.computershare.com/investor and follow the instructions provided. Your participation in this program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time by going to http://www.computershare.com/investor on the Internet.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — JABIL CIRCUIT, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints ROBERT L. PAVER and FORBES I.J. ALEXANDER, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Circuit, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Circuit, Inc., to be held at the Renaissance Vinoy Golf Club, Sunset Ballroom, 600 Snell Isle Boulevard, St. Petersburg, Florida 33704, on Thursday, January 24, 2013, at 10:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting and any adjournment thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS JABIL’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2013, (3) FOR THE APPROVAL (ON AN ADVISORY BASIS) OF JABIL’S EXECUTIVE COMPENSATION, (4) FOR THE APPROVAL OF AN AMENDMENT TO INCREASE THE SIZE OF THE JABIL CIRCUIT, INC. 2011 STOCK AWARD AND INCENTIVE PLAN BY 9,500,000 SHARES, AND (5) FOR TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT THEREOF.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR BY TELEPHONE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE